EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

dated

June 16, 2026

by and between

MDR BROOKFIELD, LLC,

as SELLER

and

PERSON STREET PARTNERS GP FUND I, L.P.,

as PURCHASER

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is dated and made as of June 16, 2026 (the “Effective Date”) by and between MDR BROOKFIELD, LLC, a Delaware limited liability company (“Seller”), having an address at P.O. Box 8436, Richmond, Virginia 23226, and PERSON STREET PARTNERS GP FUND I, L.P., a Delaware limited partnership, having an address at 4000 Centregreen Way, Suite 130, Cary, North Carolina 27513 (“Purchaser”).  Purchaser and Seller are sometimes collectively referred to herein as the “Parties” and individually as a “Party”.

RECITALS

A.Seller desires to sell and Purchaser desires to purchase all of Seller’s right, title and interest in and to the Property, upon the terms and conditions set forth in this Agreement.

B.Certain rules of construction for interpreting this Agreement are set forth on Schedule 1 attached hereto which is hereby incorporated in and constitutes part of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and provisions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as set forth below.

Article I

SALE OF THE PROPERTY
1.1Sale of Property. Seller agrees to sell, transfer and assign to Purchaser and Purchaser agrees to purchase, accept and assume from Seller, subject to and in accordance with the terms and conditions of this Agreement, all of the following (collectively, the “Property”):
(a)Land. The fee simple interest in the tract or tracts of land in Greenville County, South Carolina, described on Exhibit A (individually, a “Tract”, and collectively, the “Land” or “Tracts”);
(b)Appurtenances. Seller’s right, title and interest in and to all and singular easements, rights-of-way, open or proposed streets, alleys, strips or gores of land adjacent to the Land, covenants, agreements, rights, privileges, tenements, other appurtenances used in connection with the Land, and hereditaments thereunto now or hereafter belonging or appertaining to the Land, and any and all oil, gas and mineral rights relating to the Land, water and water rights, ditch and any other rights to use and appropriate water from or relating to the Land (the “Appurtenances”);
(c)Improvements. All buildings, structures, facilities, installations, fixtures and other improvements of every kind located on, under or within the Land (the “Improvements” and together with the Land and the Appurtenances, the “Real Property”);
(d)Leases. Seller’s right, title and interest in and to all leases, subleases, licenses or other occupancy agreements including all amendments, affecting the Real Property which are shown on Schedule 2 attached hereto (collectively, the “Leases”), including any guaranties of such Leases and any security deposits under such Leases;
(e)Fixtures and Personal Property. Seller’s right title and interest in and to all tangible personal property upon, under or within the Real Property (the “Tangible Personal Property”), including specifically, without limitation, all books, records and files of Seller relating to the Property and all fixtures, machinery systems, equipment and other items of tangible personal property owned by Seller and used in connection with the ownership, use, maintenance and operation of the Real Property (the “Fixtures and Personal Property”). The Fixtures and Personal Property shall include the building management systems, including the software and the associated server (including those utilized in the operation of the HVAC and card access controls), together with any controller or programmable logic control that is part of the base building system of any building, including, but not limited to mechanical, electrical and life safety systems (all collectively referred to herein as the “Building Systems”), but only if the Building Systems, or any portion thereof, are located in, and maintained at, any of the buildings located on the Improvements (a “Building” or “Buildings”), that is, no Building System will be conveyed to Purchaser if it is located and/or maintained off site from the Buildings;
(f)Reserved; and
(g)Intangible Property. Seller’s right, title and interest, if any, in and to all of the following items, to the extent assignable and without warranty: consents, licenses, approvals, certificates, permits, development rights, warranties, guarantees and floor plans, plans and specifications relating to the Improvements (including but not limited to the plans and specifications, and construction, design or engineering documents for any proposed improvements to any of the Tracts) and the Fixtures and Personal Property (and non-proprietary and non-confidential records owned by Seller and used solely in connection with the operation of the Real Property) (collectively, the “Intangible Property”).

Notwithstanding the foregoing, the term “Property” or “Personal Property” shall not include, and specifically excludes, all confidential information and proprietary information unrelated and not reasonably applicable to the ongoing operation of the Property.  Further, Seller shall not be required to disclose (i) any internal valuations, internal memorandums, internal communications (including all communications regarding the sale of the Property or negotiations therefor or regarding other internal matters pertaining to Seller), except to the extent required to confirm the Seller Representations or as is customarily provided with due diligence materials in comparable transactions, (ii) internal or third party appraisals and/or (iii) any information prepared by Seller’s legal counsel or attorney-client privileged communications (collectively, hereinafter referred to as the “Withheld Materials”).

1.2No Representations. Except for Seller’s representations set forth in Article XIII or in the Closing Documents (as hereinafter defined in Section 4.1(b)), Seller makes no express or implied representation or warranty with respect to the Property, and to the extent permitted by law, excludes and disclaims any statutory or other representations or warranties.
1.3No Reliance. Purchaser agrees that except for Seller’s representations set forth in Article XIII or in the Closing Documents, Purchaser is not relying on and has not relied on any statements, promises, information or representations made or furnished by Seller or by any real estate broker, agent or any other person representing or purporting to represent Seller but rather is relying solely on its own expertise and on the expertise of its consultants and on the inspections and investigations Purchaser and its consultants have conducted or will conduct.
1.4Acceptance of Deed. Purchaser hereby acknowledges and agrees that the acceptance of the Deed (as hereinafter defined in Section 4.1(b)(i)) by Purchaser shall be deemed to be full performance and discharge of every agreement and obligation on the part of Seller to be performed under this Agreement to the extent such agreement(s) and obligation(s) are fully performed by delivery of the Deed except (a) those covenants, agreements, indemnities and obligations of Seller expressly stated herein to survive Closing shall survive Closing in accordance with their terms, and (b) any covenants or obligations which by their nature are intended to be performed in whole or in part after Closing shall survive Closing until fully performed or extinguished pursuant to this Agreement. No agreement or representation or warranty made in this Agreement by Seller will survive the Closing and the delivery of the Deed, unless expressly provided otherwise herein; provided that nothing herein shall limit or impair Purchaser’s rights or remedies with respect to fraud or intentional misrepresentation by Seller.

1.5“AS IS”. EXCEPT AS SPECIFICALLY SET FORTH TO THE CONTRARY IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, PURCHASER AGREES (A) TO TAKE THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS” AND (B) THAT NO REPRESENTATIONS OR WARRANTIES ARE MADE OR RESPONSIBILITIES ASSUMED BY SELLER AS TO THE CONDITION OF THE PROPERTY, AS TO THE TERMS OF ANY LEASES OR OTHER DOCUMENTS OR AS TO ANY INCOME, EXPENSE, OPERATION OR ANY OTHER MATTER OR THING AFFECTING OR RELATING TO THE PROPERTY, NOW OR ON THE CLOSING DATE. SUBJECT TO AND WITHOUT LIMITING PURCHASER’S RIGHTS UNDER ARTICLE IX, PURCHASER AGREES TO ACCEPT THE PROPERTY IN THE CONDITION EXISTING ON THE CLOSING DATE, SUBJECT TO ALL FAULTS OF EVERY KIND AND NATURE WHATSOEVER WHETHER LATENT OR PATENT AND WHETHER NOW OR HEREAFTER EXISTING. Purchaser acknowledges that as of the Closing Date, Purchaser will have inspected the Property and observed its physical characteristics and conditions and will have had the opportunity to conduct such investigations and studies on or over the Property and adjacent areas as it deems necessary and, except for the Excepted Claims (as hereinafter defined in section 1.6), hereby waives any and all objections to or complaints regarding the Property and its condition, including, but not limited to, federal, state or common law-based actions and any private right of action under state and federal law to which the Property is or may be subject, including, but not limited to, claims relating to CERCLA, RCRA, physical characteristics and existing conditions, including structural and geological conditions, subsurface soil and water conditions, and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property. Purchaser further assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.
1.6Seller Release from Liability.  Except for any Claims (as hereinafter defined) arising out of a breach or default by Seller under this Agreement (including a breach of any of Seller’s representations and warranties in Article XIII) or the closing documents (“Excepted Claims”), Purchaser and anyone claiming by, through or under Purchaser hereby waives its right to recover from and fully and irrevocably releases Seller and Seller’s employees, officers, directors, trustees, shareholders, members, partners, representatives, agents, servants, attorneys, affiliates, parents, subsidiaries, successors and assigns, and all persons, firms, corporations and organizations in its behalf (“Released Parties”) from any and all claims, responsibility and/or liability that it may now have or hereafter acquire against any of the Released Parties for any and all costs, losses, claims, liabilities, damages, expenses, demands, debts, controversies, claims, actions or causes of actions (collectively, “Claims”) arising from or related to the condition (including any construction defects, errors, omissions or other conditions, latent or otherwise, and the presence in the soil, air, structures and surface and subsurface waters of materials or substances that have been or may in the future be deemed to be hazardous materials or otherwise toxic, hazardous, undesirable or subject to regulation and that may need to be specifically treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines or common law), valuation, salability or utility of the Property, condition of title to the Property, compliance with any applicable federal, state or local law, rule or regulations or common law with respect to the Property, or the Property’s suitability for any purposes whatsoever, and any information furnished by the Released Parties in connection with this Agreement.  The release and waiver set forth in this Section 1.6 is not intended and shall not be construed as (x) affecting or impairing any rights or remedies that Purchaser may have against Seller as a result of a breach of any of Seller’s Representations or any of Seller’s obligations under this Agreement which expressly survive the Closing, or (y) shifting to Purchaser any obligation, responsibility or liability that Purchaser would not otherwise have under this Agreement, at law, in equity or otherwise, including, without limitation, any liability for third party claims accruing prior to Closing; or (z) waiving or impairing any rights of subrogation or contribution Purchaser may have with respect to third party claims accruing prior to Closing. For purposes of clarity, the Excepted Claims shall include any Claim for fraud, intentional misrepresentation, or willful misconduct by Seller.

1.7Purchaser’s Waiver of Objections. Notwithstanding anything to the contrary herein, Purchaser and Seller acknowledge that Purchaser shall be deemed to have notice of the existence of a fact or circumstance to the extent that:  (i) Purchaser (or its partners or members and any of the officers, directors, employees of Purchaser) has actual knowledge of such fact or circumstance, or (ii) such fact or circumstance is expressly disclosed by this Agreement, the Property Information Documents (defined herein), the Closing Documents, or any estoppel certificate executed by any tenant (as hereinafter defined) of the Property and delivered to Purchaser.
1.8Survival. Seller and Purchaser have agreed upon the Purchase Price relating to the Property and other provisions of this Agreement in contemplation and consideration of Purchaser’s agreeing to the provisions of Sections 1.2, 1.3, 1.4, 1.5, 1.6, and 1.7, which Sections shall survive the Closing indefinitely and the delivery of the Deed and/or termination of this Agreement and shall not be deemed merged into the Deed or other Closing Documents.
Article II

PURCHASE PRICE
2.1Purchase Price. The purchase price to be paid for the Property is TEN MILLION TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($10,250,000.00) (the “Purchase Price”), and shall be paid at Closing, in cash, plus or minus proration adjustments as described herein by wire transfer of immediately available federal funds to the Escrow Agent (as hereinafter defined in Section 3.1) no later than the time of Closing.  Purchaser and Seller shall use good-faith, commercially reasonable efforts to agree to a Purchase Price allocation between the Improvements, Fixtures and Personal Property and Building Systems for federal, state and local tax purposes (the “Purchase Price Allocation”) prior to the expiration of the Due Diligence Period.  If the parties fail to agree upon the Purchase Price Allocation prior to the expiration of the Due Diligence Period and Purchaser does not elect to terminate this Agreement in accordance with Section 6.3 herein, then no portion of the Purchase Price shall be allocated, nor attributable to the Fixtures and Personal Property or Building Systems.
2.2Funding Deadline; Acknowledgment of Defeasance Coordination.  Notwithstanding anything to the contrary set forth in this Agreement, Purchaser shall cause the full amount of the Purchase Price (as adjusted by prorations and credits in accordance with the terms hereof), together with all closing costs payable by Purchaser, to be deposited in immediately available federal funds with Escrow Agent no later than 12:00 p.m. Eastern Time on the Closing Date (the “Funding Deadline”). For purposes of this Section, the Purchase Price shall be deemed “funded” only upon confirmation by the Escrow Agent that it has received the requisite funds in collected, immediately available form and that such funds are available for unconditional disbursement in accordance with the closing instructions executed by the parties; provided, however, that Purchaser shall be deemed to have timely funded the Purchase Price if Purchaser (or Purchaser's lender, if applicable) initiated the wire transfer of the required funds in accordance with the wiring instructions provided by Escrow Agent and in sufficient time, using commercially reasonable efforts, to permit receipt by Escrow Agent prior to the Funding Deadline, and the failure of such funds to be received by or credited to Escrow Agent prior to the Funding Deadline results solely from delays, interruptions, processing issues, banking system failures, wire transfer delays, fraud prevention reviews, compliance reviews, actions or omissions of Escrow Agent, receiving bank delays, Federal Reserve system delays, or other causes beyond Purchaser's reasonable control. In such event, Purchaser shall promptly provide reasonable evidence of the wire initiation upon Seller's request and shall continue to cooperate in good faith to complete the transfer of funds as soon as reasonably practicable. Purchaser acknowledges and agrees that its obligation to fund escrow by the Funding Deadline is a material obligation under this Agreement and that time is of the essence with respect thereto. Purchaser further acknowledges that Seller's defeasance of its existing loan (the “Existing Loan”) secured by the Property (the “Defeasance Closing”) is irrevocably scheduled for the Closing Date, that the Defeasance Closing requires the availability and confirmed receipt of the Purchase Price proceeds by the Funding Deadline, and that the failure of Purchaser to timely fund escrow will cause Seller to be unable to complete the Defeasance Closing on the Closing Date, resulting in material costs, losses, and damages to Seller.
2.3Defeasance Costs and Damages.  If the Closing is adjourned or delayed as a result of Purchaser's failure to fund escrow by the Funding Deadline, Purchaser shall be liable to Seller for all actual costs, losses, damages, and expenses actually incurred by Seller arising from or related to the failure or delay of the Defeasance Closing (collectively, “Defeasance Damages”), up to $25,000.00. Purchaser's obligation to pay Defeasance Damages shall survive the termination of this Agreement and shall not be subject to, or limited by, any limitation on damages or liability set forth in this Agreement including, without limitation,  the Claims Threshold (defined herein).  Notwithstanding the foregoing, if this Agreement is terminated pursuant to Seller’s default remedies set forth in Section 12.1 herein, Seller shall not be entitled to recover Defeasance Damages from Purchaser, and Seller’s remedies shall be limited to those set forth in Section 12.1 herein.
2.4Defeasance Cooperation.  Purchaser shall cooperate in good faith with Seller and the Servicer in coordinating the timing of the Closing and the Defeasance Closing, including without limitation providing Seller with wire transfer confirmation or other evidence of funding promptly upon transmission of funds to the Escrow Agent. Purchaser shall direct its lender (if applicable) to wire loan proceeds to the Escrow Agent in sufficient time to permit receipt by the Funding Deadline.
2.5Pre-Closing Coordination. To facilitate the timely consummation of the Closing and the Defeasance Closing, Seller shall deliver to Purchaser and Escrow Agent a proposed proration summary for matters to be prorated between Purchaser and Seller no later than five (5) Business Days prior to the Closing Date. Seller and Purchaser shall cooperate and work diligently and in good faith to review, reconcile, and finalize all prorations, credits, adjustments, and other items comprising the Closing Statement, and shall use commercially reasonable efforts to agree upon the final closing statement no later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the Closing Date. In addition, Seller and Purchaser shall deliver, or cause to be delivered, into escrow all executed documents required to be delivered by such party at Closing no later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the Closing Date; provided, however, that any customary bring-down certificates, settlement statements reflecting final adjustments, lender funding documents, signature pages required solely as a result of post-delivery revisions to closing documents, and other documents that by their nature cannot reasonably be finalized prior to such date may be delivered thereafter so long as they are delivered in sufficient time to permit the Closing and the Defeasance Closing on the Closing Date.

Article III

DEPOSIT AND OPENING OF ESCROW
3.1Deposit. Within five (5) business days following the Effective Date and as a condition precedent to this Agreement becoming a binding agreement between the parties, Purchaser will deposit ONE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($150,000.00) (the “Initial Deposit”) with  Kensington Vanguard National Land Services, 41 Madison Avenue, 21st Floor, New York, New York 10010; Attention: Ilya Soybelman (“Escrow Agent” or “Title Company”) by wire transfer of immediately available federal funds. If Purchaser fails to deposit the Initial Deposit within the time period provided for above, Seller may at any time following the due date therefor and prior to Escrow Agent’s receipt of such Initial Deposit, terminate this Agreement, in which case this Agreement shall be null and void ab initio and thereafter neither party shall have any further rights or obligations to the other hereunder, except as otherwise set forth in this Agreement. Notwithstanding anything to the contrary set forth herein, immediately upon deposit of the Initial Deposit, Twenty-Five Thousand and No/100 Dollars ($25,000.00) of the Initial Deposit shall be deemed non-refundable to Purchaser, subject only to a Seller default.

Within three (3) business days following the expiration of the Due Diligence Period, Purchaser shall deposit an additional ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) (the “Additional Deposit” and together with the Initial Deposit, the “Deposit”) with the Escrow Agent by wire transfer of immediately available federal funds.

3.2Interest Bearing. The Deposit shall be held by Escrow Agent in an interest-bearing or non-interest-bearing FDIC insured escrow account, as determined by Purchaser. Any interest and income on the Deposit will be remitted to the party entitled to the Deposit pursuant to this Agreement and Purchaser will provide Escrow Agent with a fully completed form W-9 which provides Purchaser’s tax identification number.
3.3Application. If Closing occurs, the Deposit will be credited against the Purchase Price at Closing. If the Closing does not occur in accordance with the terms hereof, the Deposit shall be delivered to the party entitled to the Deposit, as provided in this Agreement. In all events, the Deposit shall be held in escrow by Escrow Agent, in trust in accordance with the provisions of Article XIV.
3.4Independent Consideration. Notwithstanding the foregoing, contemporaneously with the execution and delivery of this Agreement, and as further consideration for this Agreement, a portion of the Deposit in the amount of OnE Hundred Dollars AND 00/100 ($100.00) (the “Independent Consideration”) shall be immediately non-refundable and shall be disbursed to Seller in connection with any termination of this Agreement. The Independent Consideration is independent of any other consideration provided hereunder, shall be fully earned by Seller upon the Effective Date hereof, and is not refundable under any circumstances.
Article IV

CONDITIONS TO CLOSING
4.1Conditions to Purchaser’s Obligation to Purchase. Purchaser’s obligation to purchase the Property is expressly conditioned upon each of the following:
(a)Performance by Seller. Seller’s performance in all material respects of the obligations, covenants and deliveries required of Seller under this Agreement.

(b)Seller’s Deliveries. Seller’s delivery at Closing of the following, all documents to be executed originals and, if applicable, witnessed and properly acknowledged (the “Closing Documents”):
(i)limited warranty deed from Seller as to the Property in the form attached hereto as Exhibit B, subject to the following matters (the “Deed”):
(A)Non-delinquent real property taxes, water and sewer charges and all assessments (governmental and private) and unpaid installments thereof which are not yet due and payable, subject to the provisions of Section 11.2 below;
(B)Any matter (including any lien, encumbrance or easement) voluntarily imposed or consented to in writing by Purchaser prior to or as of the Closing;
(C)Laws and governmental regulations, including all building codes, zoning regulations and ordinances, that affect the Property;
(D)Rights of tenants, as tenants only, of the Real Property under the terms and conditions of all Leases; and
(E)the Permitted Exceptions, as defined in Section 8.1.
(ii)if requested by Purchaser not less than ten (10) days prior to Closing, a non-warranty deed in recordable form conveying title to the Property from Seller to Purchaser without warranty (the “Non-Warranty Deed” and together with the Deed, collectively, the “Deeds”) with a legal description of the Property drawn from the Survey;
(iii)The Leases, together with any letters of credit held as security deposits under any of the Leases and all instruments reasonably required to transfer such letters of credit to Purchaser;
(iv)The Certification in the form attached hereto as Exhibit D that Seller is not a “foreign person”;
(v)Evidence of the authority and the incumbency of any individuals to execute any instruments executed and delivered by Seller at Closing, together with a certificate of good standing of Seller;
(vi)The Bill of Sale in the form attached hereto as Exhibit E;
(vii)A closing statement in form and content satisfactory to Seller and Purchaser (the “Closing Statement”) signed by Seller;
(viii)All keys and lock combinations for the Property and all leasing and other files relating to the Property and all other licenses, certificates, permits, plans, books, records and reports and other materials that comprise the Intangible Property, to the extent such items are in Seller’s actual possession or control;
(ix)Original tenant estoppel certificates executed by tenants (collectively, the “Tenants”) under existing Leases (the “Tenant Estoppel Certificates”). Each Tenant Estoppel Certificate will be (1) substantially on the form attached hereto as Exhibit F, subject to the applicable Tenant’s reasonable changes, including changes to comply with the estoppel requirements in the applicable Lease (it being acknowledged and agreed that if a Lease provides for an estoppel certificate containing certain specified items and such other items as a party may “reasonably require”, then the delivery by the Tenant under such Lease without any items other than the specified items shall be deemed to be the delivery of an estoppel certificate in compliance with the terms of such Lease); (2) in any form that may be prescribed by the terms of the applicable Lease; or (3) if the Tenant is a regional or national tenant, in the standard form generally used by such Tenant.  Notwithstanding the foregoing, any provisions of the applicable estoppel certificates respecting defaults, defenses, disputes, environmental matters, claims, offsets, credits, abatements, concessions, and recaptures against rent and other charges may be limited to the actual knowledge of the applicable Tenant.  Purchaser may not object to an Estoppel unless Tenant discloses facts or circumstances that would have, in the aggregate, an Estoppel MAE (defined below) on Purchaser from and after Closing as reasonably determined by Purchaser. As used in this Agreement, an “Estoppel MAE” shall mean one or more material liquidated monetary claims, material offset rights, discrepancies in rent amount, or damages, in one or more Estoppels in the aggregate in excess of $25,000.00 (the “Estoppel MAE Threshold”) that Purchaser had no knowledge prior to the expiration of the Due Diligence Period and for which Seller is unwilling or unable to cure by providing Purchaser a credit in cash in an amount reasonably acceptable to Purchaser at Closing.  Notwithstanding the foregoing, in the event one or more Estoppels discloses an Estoppel MAE less than or equal to the Estoppel MAE Threshold (the “Estoppel Non-MAE Amount”), Purchaser may not object to the Estoppel so long as Seller provides a credit in cash in an amount equal to the Estoppel Non-MAE Amount to Purchaser at Closing. If Purchaser does not object to an Estoppel within five (5) business days after Purchaser’s receipt thereof, whether or not the Estoppel discloses an Estoppel MAE, then Purchaser will be deemed to have approved such Estoppel. Seller shall have the right, prior to Closing, to cure an Estoppel MAE by correcting the applicable matter or providing Purchaser with a credit at Closing or other remedy reasonably acceptable to Purchaser. If an Estoppel MAE is not cured or otherwise resolved to Purchaser’s reasonable satisfaction on or before the Closing Date, then Purchaser may elect, by written notice to Seller delivered prior to Closing, either (i) to waive such Estoppel MAE and proceed to Closing, or (ii) to terminate this Agreement, in which event the Title Company shall promptly return the refundable portion of the Deposit to Purchaser, deliver the non-refundable portion of the Deposit to Seller, and thereafter neither party shall have any further obligations hereunder except those which expressly survive termination of this Agreement.  Seller shall not be obligated to refresh any of the estoppel certificates once received. If Seller fails, for any reason, to deliver to the Purchaser all of the Tenant Estoppel Certificates in accordance with the provisions of this subsection prior to the Closing, then Seller will not be deemed in default hereunder, and Purchaser may, at Purchaser’s election (i) waive such condition and consummate the transaction contemplated hereby, (ii) extend the Closing as provided in Section 5.1 in order for Seller to deliver all of the Tenant Estoppel Certificates, or (iii) terminate this Agreement by written notice to Seller, whereupon the Title Company will return the refundable portion of the Deposit to Purchaser (the nonrefundable portion of which shall be released to Seller), and both parties will be relieved of any further obligations hereunder, except for the obligations hereunder which expressly survive Closing or other termination of this Agreement.  If Purchaser elects option (ii) above and on the new Closing Date, as extended, Seller still has not delivered to Purchaser all of the Tenant Estoppel Certificates in accordance with this Section, then Seller will not be deemed in default hereunder, and Purchaser must either elect option (i) or option (iii) above.
(x)A Tenant Notice Letter in the form attached hereto as Exhibit G (the “Tenant Notice Letter”) executed by Seller to be mailed out by Purchaser upon Closing;
(xi)The Delinquent Rents Schedule (defined herein);

(xii)Such documents of Seller which authorize the sale of the Property to Purchaser and other documents as all are reasonably required by the Title Company and reasonably approved by Seller, including, without limitation, any third-party lien releases and related affidavits or any indemnity agreement in favor of the Title Company required by the Title Company in order to issue mechanic’s lien coverage for the title policy;
(xiii)Such additional assignments, instruments and documents as may be reasonably necessary to complete the transaction contemplated hereby and to carry out the intent and purposes of this Agreement, including:
(A) a title affidavit acceptable to Title Company, to be executed and delivered by Seller;
(B)a “gap” indemnity in form acceptable to Seller and Title Company;
(C)an Affidavit for Taxable or Exempt Transfers in compliance with South Carolina Code of Laws Section 12-24-70;
(D)a Certificate of Tax Compliance issued by the South Carolina Department of Revenue and dated within thirty (30) days of Closing or, if applicable and in lieu thereof, a Transferor Affidavit (Tax Lien Inapplicable) in the form prescribed by the South Carolina Department of Revenue; and
(E)South Carolina Department of Revenue Form I-295 (“Seller’s Nonresident Withholding Affidavit”);
(xiv)a general assignment and assumption in form acceptable to Purchaser and Seller transferring and assigning any rights, title and/or interests of Seller related to the Intangible Property (the “General Assignment”); and
(xv)an assignment and assumption agreement in the form attached hereto as Exhibit I  with respect to the Leases (the “Assignment and Assumption Agreement”).
(c)Title Conditions Satisfied.  At the time of the Closing, the condition described in Section 8.1 of this Agreement with respect to Required Removal Items has been satisfied.
(d)Seller’s Representations and Warranties. Seller has delivered a certificate to Purchaser that the representations and warranties of Seller set forth in Section 13.1 are true and correct in all material respects as of the Closing.
4.2Conditions to Seller’s Obligation to Sell. Seller’s obligation to sell is expressly conditioned upon each of the following:
(a)Performance by Purchaser. Purchaser’s performance in all material respects of the obligations, covenants, and deliveries required of Purchaser under this Agreement.
(b)Receipt of Purchase Price. Receipt by Escrow Agent of the Purchase Price in the manner and as adjusted in accordance with this Agreement.

(c)Purchaser’s Deliveries. Delivery at Closing of the following, all documents to be executed originals and, if applicable, witnessed and properly acknowledged:
(i)The Assignment and Assumption Agreement;
(ii)The General Assignment;
(iii)The Closing Statement (signed by Purchaser), with a copy thereof to be delivered to Seller;
(iv)The Tenant Notice Letter;
(v)Evidence of the authority and the incumbency of any individuals to execute any instruments executed and delivered by Purchaser at Closing, together with a certificate of good standing of Purchaser;
(vi)Such documents of Purchaser which authorize the purchase of the Property from Seller and other documents as all are reasonably required by the Title Company; and
(vii)Such additional documents and instruments appropriate to be executed and delivered by Purchaser as may be reasonably necessary to complete the transaction contemplated hereby and to carry out the intent and purposes of this Agreement, provided the same are commercially reasonable and do not require disclosure of proprietary information, including South Carolina Department of Revenue Form I-290 if required based on the form of Seller’s Nonresident Withholding Affidavit.
(d)Purchaser’s Representations and Warranties. Purchaser has delivered a certificate to Seller that the representations and warranties of Purchaser set forth in Section 13.5 are true and correct in all material respects as of the Closing.
4.3No Financing Contingency. It is expressly understood and acknowledged by Purchaser that this Agreement and Purchaser’s obligations hereunder are not contingent or conditioned upon obtaining a commitment for or closing any financing, and the failure of Purchaser to obtain or close any financing for any reason whatsoever shall not be a failure of a condition to Purchaser’s performance hereunder. In addition, Seller will have no obligation to or privity with any lender to Purchaser.
4.4Non-Satisfaction of Conditions. If any of conditions to either Purchaser’s or Seller’s obligation to close have not been satisfied as of the Closing Date (or such earlier date as is provided herein), the party whose condition is not satisfied may, as its sole remedies and recourses (except as provided in the last sentence of this paragraph if the other party is in default), either (a) terminate this Agreement by delivering written notice to the other party on or before the Closing Date in which case the refundable portion of the Deposit shall be disbursed to Purchaser, the nonrefundable portion of the Deposit shall be disbursed to Seller, and thereafter the parties shall have no further obligations or liabilities hereunder except for the obligations that expressly survive pursuant to the terms of this Agreement; or (b) elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived such condition. Notwithstanding any provision of this paragraph to the contrary, if a condition to either Purchaser’s or Seller’s obligation to close is not satisfied due to a breach of this Agreement by the other party, the provisions of Article XII of this Agreement (including the applicable notice and cure periods set forth therein) shall govern the rights and remedies of the parties hereunder with respect to such default.

Article V

THE CLOSING
5.1Date and Manner of Closing. The closing of the transaction contemplated by this Agreement (the “Closing”) will occur through an escrow with Escrow Agent on the date (the “Closing Date”) which is fifteen (15) days after the expiration of the Due Diligence Period (as hereinafter defined), or such earlier or later date as is agreed by the parties. Notwithstanding the foregoing, Purchaser shall have one (1) option to extend the Closing Date for fifteen (15) additional days (the “Extension Option”) by delivering written notice of such extension to Seller prior to the original Closing Date (the “Extension Notice”).  Purchaser shall also have the right to extend the Closing Date for up to fifteen (15) days for Seller to obtain the Tenant Estoppel Certificates by delivering written notice of such extension to Seller prior to the original Closing Date.
5.2Closing. On the day prior to the Closing Date, Purchaser and Seller shall execute the Closing Statement generated by Escrow Agent. Subject to satisfaction of the conditions to Closing set forth in Article IV hereof, Escrow Agent will, in accordance with Article II herein, (i) on the Closing Date deliver the Purchase Price to Seller in the form of a wire transfer of immediately available funds, and (ii) release for recordation the Deed and such other documents as may be recorded, provided Purchaser and Seller acknowledge such recordable documents may be recorded after the Closing Date.
Article VI

DUE DILIGENCE PERIOD
6.1Approval of Documents and Materials. The Parties acknowledge and agree that prior to the Effective Date Seller delivered to Purchaser the Property Information Documents (as defined in the Access Agreement dated May 18, 2026 (the “Access Agreement”) by and between Seller and Purchaser) as and to the extent required under the Access Agreement.
6.2Reliability of Information. The Property Information Documents and other information provided by Seller and/or its agents to Purchaser under the terms of this Agreement are for informational purposes only, and Seller disclaims any representations or warranties, express or implied, with respect to the Property Information Documents. Purchaser (a) acknowledges that it is not in any way entitled to rely upon the accuracy or completeness of the information within the Property Information Documents and other information provided by Seller and/or its agents; and (b) Purchaser will rely exclusively on its own inspections and consultants with respect to all matters Purchaser deems relevant to its decision to acquire the Property. The provisions of this Section 6.2 shall survive the Closing and the delivery of the Deed.
6.3Completion of Due Diligence Period. Purchaser shall be granted a period of time ending at 5:00 p.m. ET on July 2, 2026 (the “Due Diligence Period”) to review the Property Information Documents and other materials pertaining to the Property and to conduct such studies, tests and inspections as it deems appropriate and as permitted under Article VII to analyze the feasibility of the acquisition and ownership of the Property.  Purchaser may terminate this Agreement, in its sole and absolute discretion, at any time during the Due Diligence Period by providing written notice of such termination to Seller (the “Termination Notice”), and thereafter the refundable portion of the Initial Deposit shall be forthwith returned to Purchaser (the nonrefundable portion of which shall be released to Seller) and the Parties shall thereafter have no liabilities, other than to the extent expressly provided herein, each to the other.   Upon expiration of the Due Diligence Period without Purchaser’s timely delivery of a Termination Notice to Seller, Purchaser’s right to terminate this Agreement pursuant to this Section 6.3 is thereafter waived, and the full amount of the Deposit shall become non-refundable to Purchaser subject only to a Seller default of this Agreement, but shall be applicable to the Purchase Price at Closing.

By exiting the Due Diligence Period without delivering a Termination Notice, Purchaser acknowledges that Purchaser has had an opportunity to make thorough inspections and investigations of the Property and, except as set forth in this Agreement and in any documents delivered by Seller to Purchaser at Closing, Purchaser agrees to take title to the Property "AS-IS, WHERE IS, AND WITH ALL FAULTS" and in the condition existing as of the date of this Agreement, subject to reasonable use, ordinary wear and tear, and without any reduction in or abatement of the Purchase Price. Except as set forth in this Agreement, Purchaser acknowledges and agrees that it will be relying strictly and solely upon such inspections and examinations and the advice and counsel of its own consultants, agents, legal counsel, and officers.  Neither party to this Agreement is relying on any statement or representation of the other party not expressly stated in this Agreement.

6.4Service Agreements.  Seller’s existing service agreements (collectively, the “Service Agreements”) as of the Effective Date are listed on Schedule 4 attached hereto, and copies of the Service Agreements shall be provided to Purchaser in the Property Information Documents.  Notwithstanding the foregoing, on or prior to Closing, Seller shall deliver termination notices to the service providers under the Service Agreements, and any termination fees or expenses related thereto shall be the sole cost of Seller.
Article VII

ACCESS AND INSPECTIONS

7.1Access. Seller and Purchaser acknowledge and agree that prior to the Effective Date the parties entered into the Access Agreement, a copy of which is attached hereto as Exhibit H, regarding Purchaser’s non-exclusive, revocable license to enter upon the Property and perform such non-invasive inspections at Purchaser’s sole risk, cost and expense, as are described in the Access Agreement.  Notwithstanding anything contained in the Access Agreement to the contrary, Seller and Purchaser agree that from and after the Effective Date and through the earlier of Closing or the earlier termination of this Agreement in accordance with the terms hereof, Purchaser shall continue to have the right to perform such non-invasive inspections at Purchaser’s sole risk, cost and expense, as are described in the Access Agreement and that Seller shall not terminate the license granted therein except upon the termination of this Agreement.  The terms of the Access Agreement are hereby incorporated in full into this Agreement and, except to the extent modified by this Agreement, the Access Agreement remains in full force and effect. If the terms of the Access Agreement conflict with this Agreement, the terms of this Agreement shall control.
Article VIII

TITLE AND SURVEY
8.1Title and Survey. During the Due Diligence Period, Purchaser shall order a commitment for title insurance (the “Title Commitment”) for the Land from the Title Company and a recertification of the survey or a new survey that Purchaser shall elect to obtain with respect to the Land (the “New Survey”).  At least seven (7) Business days prior to the expiration of the Due Diligence Period (the “Title Review Period Expiration”), Purchaser shall notify Seller in writing of any objectionable matters shown on the Title Commitment or New Survey (an “Objection Notice”). Within three (3) Business Days following Seller’s receipt of an Objection Notice, Seller may notify Purchaser in writing (an “Objection Response”) whether it will, at or prior to the Closing Date, eliminate or remove, or cause the Title Company to delete, any of the matters to which Purchaser has objected or if Seller declines to eliminate or remove, or cause the

Title Company to delete, specified or all of the matters to which Purchaser objected.  Seller shall have no obligation to eliminate or remove, or cause the Title Company to delete, any matters to which Purchaser has objected, except as otherwise expressly provided in this Section 8.1, and if Seller fails to provide an Objection Response in a timely manner Seller shall be deemed to have declined to eliminate or remove, or cause the Title Company to delete, specified or all of the matters to which Purchaser objected. If Seller is unable or unwilling to remove, eliminate or cause to be deleted any of the matters to which Purchaser objected, or is deemed to be unable or unwilling, Purchaser may terminate this Agreement in its sole and absolute discretion and receive a return of the refundable portion of the Deposit (the nonrefundable portion of which shall be released to Seller); provided, however, the failure of Purchaser to terminate this Agreement on or before the expiration of the Due Diligence Period shall be deemed Purchaser’s election not to terminate this Agreement on account of any matters shown on the Title Commitment or New Survey that Seller has not agreed to eliminate or remove or cause the Title Company to delete and all such matters except for Required Removal Items (as hereinafter defined) will constitute the “Permitted Exceptions”.  If Purchaser does not make a timely objection to an exception to title other than a Required Removal Item or if Purchaser elects (or is deemed to have elected) to accept any exceptions to which Purchaser has previously objected, such exceptions shall be additional Permitted Exceptions.  Notwithstanding anything to the contrary contained in this Section 8.1, subject to the provisions of Section 8.3, Seller shall be obligated to eliminate or remove, or cause the Title Company to delete (a) liens evidencing monetary encumbrances on the Property made by or through Seller (other than liens for non-delinquent general real estate taxes) (“Monetary Liens”), (b) liens or encumbrances created by Seller or its agents and affiliates after the Effective Date in violation of Section 10.1, and (c) any Title Objection that Seller elects in its Objection Response to remove (collectively, the “Required Removal Items”).  Under no circumstances will Purchaser be required to object to or be deemed to have approved any Required Removal Item.

8.2Title Updates. If, subsequent to the Title Review Period Expiration, (i) any supplemental title report or update issued contains exceptions other than those in the Title Commitment, or (ii) any update to the New Survey (the “Updated Survey” and together with the Title Commitment and the New Survey, the “Title and Survey Documents”) discloses material facts or conditions other than those shown on the New Survey (collectively, the “New Exceptions”), Purchaser will be entitled to object to the New Exceptions by delivery of a notice of objections to Seller (a “Supplemental Objections Notice”) on or before the date that is five (5) Business Days following Purchaser’s receipt of such supplement or update.  If Purchaser fails to deliver to Seller a Supplemental Objections Notice on or before such date, Purchaser will be deemed to have waived any objection to the New Exceptions and, provided the New Exceptions are not Required Removal Items, the New Exceptions will be included as Permitted Exceptions.  Seller will have not less than ten (10) days from the receipt of any Supplemental Objections Notice (and, if necessary, Seller may extend the Closing Date as provided in Section 8.4), within which time Seller shall remove the objectionable New Exceptions.
8.3Encumbrances. The existence of mortgages, liens, or other encumbrances not permitted hereby shall not be objections to title provided that (i) properly executed instruments in recordable form necessary to satisfy the same are delivered to the Title Company at the Closing together with recording and/or filing fees (or an appropriate credit against the Purchase Price given for such fees), or (ii) the applicable secured party has delivered a payoff letter or other statement satisfactory to the Title Company so as to allow the Title Company to insure over the existence of the mortgage, lien or other encumbrance on Purchaser’s final title policy for the Land, and Purchaser and Seller agree that such mortgages, liens or other encumbrances may be paid by Seller out of the cash consideration to be paid to Seller by Purchaser.
8.4Seller’s Failure to Remove. Seller shall have the right to extend the Closing Date for up to five (5) business days to remove any objectionable Exception or New Exception that Seller agreed in accordance with the terms of this Article VIII to remove by delivering written notice of such extension to Purchaser prior to the original Closing Date. If Seller fails on or before Closing (as may be extended) to remove any objectionable Exception or New Exception that Seller agreed in accordance with the terms of this Article VIII to remove, then Purchaser may elect either to close with no adjustment to the Purchase Price, except as provided in Section 8.3, or exercise its remedies pursuant to Section 12.2.

Article IX

RISK OF LOSS
9.1Casualty.
(a)Procedure.  If the Property is damaged or destroyed by fire or other casualty (a “casualty”) after the Effective Date and prior to the Closing then promptly after Seller becomes aware of the damage or destruction Seller will notify Purchaser thereof (the “Damage Notice”). If (i) the cost of repair is less than Fifty Thousand and No/100 Dollars ($50,000.00); or (ii) repairs will, in Purchaser’s reasonable estimation, take less than three (3) months to effectuate; or (iii) the occurrence of the casualty would not permit any Tenant to terminate their Lease or receive a material abatement of rent pursuant to their Lease  (and such right is not waived in writing by Tenant), the Closing will proceed in accordance with the terms of this Agreement for the full Purchase Price, notwithstanding the damage or destruction; provided, however, that Seller will pay or assign to Purchaser at Closing all insurance proceeds, if any, resulting from such casualty damage and pay to Purchaser any deductible due under Seller’s insurance policy(ies) (unless such deductible was previously paid by Seller). If (i) the cost of repair is equal to or greater than Fifty Thousand and No/100 Dollars ($50,000.00), or (ii) repair will, in Purchaser’s reasonable estimation, take three (3) months or longer to effectuate; or (iii) the occurrence of the casualty would permit any Tenants to terminate their Lease or receive a material abatement of rent pursuant to their Lease, Purchaser may elect to terminate this Agreement by delivering written notice to Seller within twenty (20) days after the date of the Damage Notice and determination of the repair amount (and Closing will be extended as needed to provide for such twenty (20) day period), in which event the refundable portion of the Deposit will be refunded to Purchaser (the nonrefundable portion of which shall be released to Seller). If Purchaser does not terminate this Agreement within the twenty (20) day period, Closing will proceed in accordance with the terms of this Agreement for the full Purchase Price, notwithstanding the damage or destruction, and Seller will pay or assign to Purchaser at Closing all insurance proceeds, if any, resulting from the casualty and credit to Purchaser any applicable deductible amounts under the insurance policies pursuant to which the insurance proceeds are paid or assigned (unless such deductible was previously paid by Seller).
(b)Casualty Event; Seller Repair Work.  Notwithstanding the terms herein, Seller acknowledges that a certain casualty event has occurred at the Property as more particularly described in Schedule 11 (the “Casualty Event”). Seller shall, at Seller’s sole cost and expense, use commercially reasonable and diligent efforts to Complete (defined herein) all repairs relating to the Casualty Event prior to Closing in a good and workmanlike manner and in compliance with applicable law (collectively, the “Seller Repair Work”).  The Seller Repair Work shall be deemed “Complete” upon Seller’s general contractor’s issuance of a written statement to Seller and Purchaser, certified to Purchaser and Purchaser’s lender (if applicable), stating that the Seller Repair Work is complete and is in compliance with applicable building codes and all other applicable laws.  Purchaser acknowledges that Dovetail Construction, LLC will serve as Seller’s general contractor in connection with the Seller Repair Work.  If Seller fails, for any reason, to Complete the Seller Repair Work in accordance with the provisions of this subsection prior to the Closing, then Seller will not be deemed in default hereunder, and Purchaser may, at Purchaser’s election (i) waive such condition and consummate the transaction contemplated hereby, subject to Purchaser’s self-help rights described in Schedule 11; or (ii) terminate this Agreement by written notice to Seller, whereupon the Title Company will return the refundable portion of the Deposit to Purchaser (the nonrefundable portion of which shall be released to Seller), and both parties will be relieved of any further obligations hereunder, except for the obligations hereunder which expressly survive Closing or other termination of this Agreement.
9.2Condemnation.  If, after the Effective Date and prior to the Closing, a condemnation or eminent domain proceeding (“Taking”) is commenced against the Property, Seller will promptly notify Purchaser that the proceeding has commenced and provide copies of all notifications or other materials received by Seller.
(a)If the Taking is a Material Taking (as hereinafter defined), Purchaser may, by written notice to Seller (“Taking Notice”) elect to terminate this Agreement (in which event the refundable portion of the Deposit will be refunded to Purchaser (the nonrefundable portion of which shall be released to Seller)), which Taking Notice shall be sent no later than twenty (20) days after receipt of Seller’s notice (and Closing will be extended as needed to provide for such twenty (20) day period). For purposes of this Agreement, a “Material Taking” shall be a Taking which: (i) causes a reduction in the size of the Property of more than ten percent (10%) of the Property’s aggregate acreage based on the New Survey (or, in the absence thereof, the existing plat(s) of record for the Property); (ii) causes a reduction in the off-street parking available for the Property such that the Property’s off-street parking is considered non-conforming or legal, non-conforming under applicable zoning regulations; (iii) results in the Improvements violating or failing to comply with, or failing to qualify as “legal, non-conforming” or any similar legal designation under, any laws, applicable zoning ordinances, declaration of restrictive covenants or reciprocal easement agreements in a material adverse way as determined by Purchaser; or (iv) would permit any Tenants to terminate their Lease or materially abate their rental payments (and such right is not waived in writing by Tenant).
(b)If the Taking is not a Material Taking or if it is a Material Taking and Purchaser does not give Seller a Taking Notice in accordance with Section 9.2(a), Purchaser will complete the transaction contemplated hereby without abatement or reduction in the Purchase Price, and Seller shall assign to Purchaser all rights, if any, to receive the award payable as a result of such proceeding.
Article X

OPERATION OF THE PROPERTY
10.1Operations. From the Effective Date through the Closing Date, Seller will (a) continue to operate and maintain the Property consistent with its standards of operation and maintenance prevailing immediately prior to the Effective Date; provided, that, Seller shall not be obligated to make any commitment with respect to capital expenditures, except (i) as set forth in Section 10.3 below, (ii) as Landlord may be obligated to make under the terms of any Lease after a demand by a tenant therefor, and (iii) as may be required in emergency situations to prevent personal injury or property damage; (b) keep the Property insured under its existing insurance policies; and (c) not voluntarily grant any lien or cause any instrument to be recorded that would further encumber the Property in any manner unless Purchaser otherwise approves in writing the grant or recording.
10.2Tenant Defaults; Proceedings. Seller will not institute any proceedings against a Tenant without Purchaser’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed, except that Seller may institute a proceeding for delinquent rent against a Tenant without Purchaser’s consent, but subject to the remainder of this Section.  During the three (3) months following Closing, Seller may pursue collection from a Tenant of delinquent rent owed to Seller prior to Closing, but shall not seek eviction of the Tenant.  Seller shall provide Purchaser with copies of any notices sent by Seller to a Tenant after the Effective Date if such notices allege a default by the Tenant or exercise remedies of landlord under the lease following a default by the Tenant.  Purchaser will be deemed to have approved commencement of proceedings if Purchaser fails to respond within ten (10) days after Purchaser receives written notice of Seller’s intent to commence proceedings.  This Section shall survive Closing.

10.3Service Agreements; Leases. Seller shall observe and perform, or cause to be observed and performed, all material obligations of Seller as the landlord under the Leases and as a party to the Service Agreements in a manner consistent with Seller’s operation of the Property as of the Effective Date. From the Effective Date through the Closing Date, Seller will not, without first obtaining Purchaser’s consent, enter into new service agreements or amend existing Service Agreements (“New Service Agreements”) unless the agreement is a New Service Agreement for usual and customary property management matters, which can be terminated at Closing.  Furthermore, from the Effective Date through the Closing Date, Seller will not enter into new leases or amend existing Leases with respect to the Property without Purchaser’s prior written consent, which may be withheld in Purchaser’s sole discretion.  Purchaser will be deemed to have consented to any proposed New Service Agreement unless Seller receives written notice from Purchaser, specifically setting forth the areas of objection within ten (10) days following receipt by Purchaser of the proposed New Service Agreement.
10.4Tenant Inducement Costs.  At Closing, Seller shall provide a credit to Purchaser for all tenant concessions, tenant improvement costs and leasing commissions or fees set forth on Schedule 6 attached hereto (collectively, the “Seller Tenant Inducement Costs”) that are unpaid and outstanding as of the Closing. Upon Closing, Purchaser will assume all liability for, and shall thereafter pay, all tenant concessions, tenant improvement costs and leasing commissions or fees.
Article XI

CLOSING PRORATIONS AND ADJUSTMENTS; PAYMENT OF CLOSING COSTS
11.1General. Seller shall pay (i) all of Seller’s legal fees, (ii) expenses Seller might incur in connection with its election to remove objections to title, and any apportionment to be made pursuant to this Article XI, (iii) the costs of curing all Required Removal Items, (iv) the commission due to Seller’s Broker pursuant to Section 15.4, (v) all applicable transfer taxes, excise taxes, documentary stamp taxes and similar charges relating to transfer of the Property to Purchaser, (vi) all fees owed to Seller’s Broker, and (vii) one-half of any escrow and/or settlement fees charged by the Escrow Agent to disburse the Deposit, prepare the Closing Statement and disburse funds at Closing. Purchaser shall pay (a) all of Purchaser’s legal fees, (b) the fees for recording the Deed, (c) the premiums for any title insurance (including endorsements) requested by Purchaser or its lender, (d) the cost of Purchaser’s inspections of the Property, (e) the cost of any New Survey, including updates or revisions necessary to comply with the requirements of Purchaser or its lender, (f) any costs to finance its purchase of the Property, including, but not limited to, any taxes relating thereto, (g) all fees owed to Purchaser’s Broker, and (h) one-half of any escrow and/or settlement fees charged by the Escrow Agent to disburse the Deposit, prepare the Closing Statement and disburse funds at Closing. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.
11.2Prorations. All income and expenses in connection with the operation of the Property shall be apportioned, as of 11:59 p.m. (eastern time) on the day immediately preceding the Closing Date (the “Cut Off Time”), such that, except as otherwise expressly provided to the contrary in this Agreement, Purchaser shall have the benefit of income and the burden of expenses for the Property on and after the Closing Date including, without limitation, the applicable prorated amount of any deferred rent received after Closing which relates to the Closing Date (provided, however, that in the event that any of the Leases or subleases, if any, covering all or part of the Property provide that the tenants or subtenants thereunder are responsible for direct payment of any of the expenses and the tenants or subtenants are current with respect to such direct payment obligations, such expenses shall not be apportioned as between Seller and

Purchaser):

(a)Property taxes (which for all purposes under this Article XI, shall include personal property taxes) as more particularly set forth below and in Section 11.3(b);
(b)Rents as and when collected including base rents, escalations, additional rent and percentage rent (“Rents”) as further described below;
(c)Water, sewer, gas, electric, vault and fuel charges, if any;
(d)Operating expenses for the Property including sums due or already paid pursuant to any Service Agreements;
(e)Amounts paid pursuant to all transferable licenses and permits, on the basis of the fiscal year for which levied;
(f)Assessments but only for the annual installment for the fiscal year in which the Closing occurs; and
(g)Any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in comparable commercial transactions in the area in which the Property is located.

The provisions of this Section 11.2 shall survive the Closing and the delivery of the Deed.

11.3Rents.
(a)Purchaser shall receive a credit for all prepaid Rents, if any, paid by any tenants, including, without limitation the outstanding reconciliation credits due to tenants under their leases for the calendar year 2026 (collectively, “Prepaid Rents”)  At or prior to Closing, Seller shall deliver a schedule of Prepaid Rents to Purchaser current as of the Closing Date. Rents under the Leases will be adjusted and prorated on an “if as and when collected” basis.  Unpaid Rents for the month of Closing or past due Rents owing by any tenant for any prior period (“Delinquent Rents”) shall not be prorated on the Closing Date.  Purchaser shall cause any such Delinquent Rents for the period prior to Closing to be remitted to Seller if, as and when collected.  At or before Closing, Seller shall deliver to Purchaser a schedule of all such Delinquent Rents (the “Delinquent Rents Schedule”).  Additionally, there shall be no proration of any rent that a tenant delivers to either Purchaser or Seller and that such tenant has identified, at the time of such delivery, as constituting payment or rent due for a month or other period prior to the month in which the Closing occurs (“Identified Pre-Closing Rent”).  If Purchaser receives any such Identified Pre-Closing Rent, Purchaser shall cause such Identified Pre-Closing Rent to be remitted to Seller if, as, and when collected.  To the extent Purchaser receives payment of rents (or income in connection with other tenant charges) on or after the Closing Date other than Identified Pre-Closing Rent, such payments shall be applied first, to the month of the Closing; second, to amounts due Purchaser for periods following the month in which the Closing occurred; and then third, to any Delinquent Rents (or other tenant charges) owed to Seller; provided, however, deferred rent amounts as set forth on Schedule 8 which relate to periods prior to the Closing Date but are not due and payable until after the Closing Date (i) shall not be considered Delinquent Rents, (ii) shall not be payable to Seller as and when received by Purchaser following Closing, and (iii) shall become the sole property of Purchaser at the Closing; and provided further, however that any year-end or similar reconciliation payment shall be allocated as hereinafter provided.  The party receiving such amount shall pay to the other party the portion to which it is entitled, within ten (10) days of its receipt of same. Within the first six (6) months after Closing, Purchaser may not waive any Delinquent Rents or modify a Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller’s written consent.  Seller shall have no right to pursue any remedy for damages against any tenant owing Delinquent Rents and any other amounts to Seller following the Closing. With respect to Delinquent Rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all of the rights relating thereto.
(b)Supplementing Section 11.3(a) above, additional or escalation rent based upon: (x) a percentage of sales, or (y) tenant’s share of real estate taxes, operating expenses, marketing charges, labor costs, costs of living indices or porter’s wages, or any other form(s) of reimbursable tenant expenses however defined and determined under the applicable lease are collectively referred to herein as “Reimbursable Tenant Expenses”.   Seller’s “share” of Reimbursable Tenant Expenses for the calendar year in which Closing occurs (the “Closing Year”) shall be determined as follows in this subsection.  Notwithstanding the foregoing, there shall be no proration at the Closing of any such Reimbursable Tenant Expenses that are delinquent or unpaid as of Closing.
(i)For the Closing Year.  To enable Purchaser to make any year-end reconciliations of tenant reimbursements of Reimbursable Tenant Expenses for the Closing Year after the end thereof, Seller shall determine in accordance with Section 11.3(b) hereof the aggregate Reimbursable Tenant Expenses actually paid or incurred by Seller for the portion of the Closing Year during which Seller owned the Property (“Seller’s Actual Reimbursable Tenant Expenses”) and the aggregate tenant reimbursements for such Reimbursable Tenant Expenses actually paid to Seller by tenants for the portion of the Closing Year during which Seller owned the Property (“Seller’s Actual Tenant Reimbursements”).  On or before the date that is ninety (90) days after the Closing Date, Seller shall deliver to Purchaser a reconciliation statement (“Seller’s Reconciliation Statement”) setting forth (i) Seller’s Actual Reimbursable Tenant Expenses, (ii) Seller’s Actual Tenant Reimbursements, and (iii) a calculation of the difference, if any, between the two (i.e., establishing that Seller’s Actual Reimbursable Tenant Expenses were either more or less than or equal to Seller’s Actual Tenant Reimbursements).  Any amount due to Seller pursuant to the foregoing calculation (if Seller’s Actual Tenant Reimbursements are less than Seller’s Actual Reimbursable Tenant Expenses) or Purchaser (if Seller’s Actual Tenant Reimbursements are more than Seller’s Actual Reimbursable Tenant Expenses), as the case may be, shall be paid by Purchaser to Seller or by Seller to Purchaser, as the case may be, within thirty (30) days after delivery of Seller’s Reconciliation Statement to Purchaser.  If Purchaser is paid any such amount by Seller, Purchaser thereafter shall be obligated to promptly remit the applicable portion to the particular tenants entitled thereto, if any.  Purchaser shall indemnify, defend, and hold Seller harmless from and against any losses, costs, claims, damages, and liabilities, including, without limitation, reasonable attorneys’ fees and expenses incurred in connection therewith, arising out of or resulting from Purchaser’s failure to remit any amounts actually received from Seller to tenants in accordance with the provisions hereof.  If Purchaser has transferred its interest in the Property to a successor-in-interest or assignee prior to such date, then, on or before the transfer of its interest in the Property, Purchaser shall (i) in writing expressly obligate such successor-in-interest or assignee to be bound by the provisions of this Section, and (ii) deliver written notice of such transfer to Seller, and thereafter Seller shall make the deliveries specified above to Purchaser’s successor-in-interest or assignee.  Absent manifest error, Seller’s Reconciliation Statement shall be final and binding for purposes of this Agreement; provided, however, that Purchaser shall have the right to object to Seller’s Reconciliation Statement by delivering written notice to Seller specifying in reasonable detail any alleged manifest error within thirty (30) days after Purchaser’s receipt of Seller’s Reconciliation Statement. If Purchaser timely objects, the parties shall work in good faith to resolve such objection for a period of thirty (30) days following Seller’s receipt of Purchaser’s objection notice.

(ii)For Prior Calendar Years.  Seller shall be responsible for the reconciliation with tenants of Reimbursable Tenant Expenses and tenant reimbursements thereof for any calendar year prior to the Closing Year.  If the amount of tenant reimbursements collected by Seller for such prior years is less than the amount of Reimbursable Tenant Expenses paid by Seller for such period (or less than the amount that Seller is entitled to recover under the terms of the Leases), then Seller shall be entitled to bill such tenants directly and retain any such amounts due from tenants.  If the amount of tenant reimbursements collected by Seller for such prior calendar year exceeds the amount of Reimbursable Tenant Expenses paid by Seller with respect to such period (or the amount that Seller is entitled to recover under the terms of the Leases), then, to the extent required under the terms of the Leases, Seller shall remit such excess amounts to the applicable tenants.  In connection with the foregoing, Seller shall be permitted to make and retain copies of all Leases and all billings concerning tenant reimbursements for such prior years, and Purchaser shall cooperate with Seller (at no material out-of-pocket cost to Purchaser) for the purpose of enabling Seller to adequately respond to any claim by tenants for reimbursement of tenant reimbursements previously paid by such tenants.
(iii)Percentage Rent.  If any tenant of the Property is obligated to pay percentage rent based upon the calendar year or lease year in which the Closing occurs, as determined based upon the period in which percentage rent is calculated under the applicable Lease (the “Percentage Rent Year”), Purchaser shall, within thirty (30) days after receipt of such payment with respect to the Percentage Rent Year, remit to Seller that portion which is equal to a fraction, the numerator of which is the number of days which elapsed between the commencement date of the Percentage Rent Year for each such tenant and the Closing Date, and the denominator of which is the total number of days in such Percentage Rent Year. If Seller has received payments of percentage rent based on any Percentage Rent Year in which the date of Closing occurs, in excess of Seller’s share as calculated as set forth above, it shall promptly pay such excess to Purchaser.
(c)The provisions of this Section 11.3 shall survive the Closing and the delivery of the Deed.
11.4Security Deposits. All security deposits made by any of the tenants of the Property now held by Seller, including without limitation the security deposits as shown on Schedule 9, or received by Seller prior to Closing, will be turned over or credited to Purchaser at the Closing. If Seller is holding any security deposits in the form of letters of credit, Purchaser will not receive a credit for such security deposits provided that all of Seller’s right, title and interest in such letters of credit is assigned to Purchaser at Closing or the tenant providing such letter of credit delivers to Purchaser no later than Closing a replacement letter of credit for the benefit of Purchaser. Purchaser will indemnify and hold Seller harmless and free from any liability with respect to security deposits turned over or credited to Purchaser and such hold harmless will include any security deposits in the form of letters of credit which are transferred to Purchaser. Seller shall reasonably cooperate with Purchaser to cause security deposits that are in the form of a letter of credit or other instrument to be transferred or re-issued to Purchaser, and Seller shall pay any transfer fees associated with such transfer.
11.5Final Adjustment After Closing.
(a)Unless a different period is provided for under Section11.3(b), if final bills are not available or cannot be issued prior to Closing for any item being prorated under this Article XI, then Purchaser and Seller shall re-prorate such items on a fair and equitable basis on or before the later of (x) ninety (90) days after Closing or (y) thirty (30) days after the date that Seller and Purchaser are able to determine 2026 calendar year property taxes, which proration shall be based on 100% of the assessed value; provided, however, if Purchaser elects to contest the property taxes for calendar year 2026, there shall be a final re-proration within the later of (a) thirty (30) days of receipt of the final determination of the 2026 calendar year property taxes, and (b) the one hundred eightieth (180th) day after the Closing. Such final re-proration shall be based on 100% of the final tax bills following the resolution of any such appeal or as of the one hundred eightieth (180th) day after the Closing, as applicable. Purchaser shall promptly notify Seller of its election to appeal the calendar year 2026 real estate taxes and shall keep Seller reasonably informed of the progress of any appeal, including the final resolution. Payments in connection with the final adjustment will be due within ten (10) business days of Purchaser’s receipt of notice of the final resolution of any such appeal.
(b)Purchaser and Seller agree to cooperate and to use commercially reasonable efforts to complete such adjustments in accordance with the times set forth in this Section 11.5. In addition, if any error in either the calculations or amount of final figures used in a closing adjustment is discovered within sixty (60) days after Closing, Purchaser and Seller agree to correct such error promptly upon receipt of notice from the other party and to use commercially reasonable efforts to complete such adjustment within such sixty (60) day period after Closing.  Notwithstanding anything to the contrary set forth herein, all reprorations and adjustments contemplated by this Agreement shall be completed within one (1) year after Closing.
(c)This Section 11.5 shall survive the Closing and the delivery of the Deed for the time periods set forth in this Section 11.5.
Article XII

DEFAULT
12.1Default by Purchaser. IF PURCHASER FAILS TO CONSUMMATE THIS AGREEMENT FOR ANY REASON OTHER THAN SELLER’S DEFAULT OR THE PERMITTED TERMINATION OF THIS AGREEMENT BY EITHER SELLER OR PURCHASER AS PROVIDED FOR IN THIS AGREEMENT AND IF SUCH FAILURE CONTINUES FOR FIFTEEN (15) DAYS AFTER WRITTEN NOTICE FROM SELLER TO PURCHASER (PROVIDED, NO SUCH NOTICE WILL BE REQUIRED FOR A FAILURE TO DEPOSIT THE DEPOSIT WITH ESCROW AGENT OR A FAILURE TO CLOSE ON THE CLOSING DATE), SELLER WILL BE ENTITLED, AS ITS SOLE REMEDY, TO TERMINATE THIS AGREEMENT AND RECEIVE THE DEPOSIT AS LIQUIDATED DAMAGES FOR THE BREACH OF THIS AGREEMENT. IT IS AGREED BETWEEN SELLER AND PURCHASER THAT THE ACTUAL DAMAGES TO SELLER IN THE EVENT OF SUCH BREACH ARE IMPRACTICAL TO ASCERTAIN, AND THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE THEREOF. NOTWITHSTANDING THE FOREGOING, SELLER SHALL RETAIN ALL ITS RIGHTS PURSUANT TO THIS AGREEMENT, AT LAW, OR IN EQUITY, AND NOTHING CONTAINED IN THIS SECTION 12.1, WILL LIMIT THE LIABILITY OF PURCHASER UNDER (I) ANY INDEMNITY PROVIDED BY PURCHASER UNDER THIS AGREEMENT THAT SURVIVES TERMINATION OF THIS AGREEMENT; (II) ANY OF THE DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED TO SELLER PURSUANT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT; OR (III) ANY ACTIONS COMMENCED AFTER CLOSING WITH RESPECT TO ANY OBLIGATION OR REPRESENTATION OF PURCHASER, WHICH BY THE TERMS OF THIS AGREEMENT SURVIVES CLOSING, INCLUDING BUT NOT LIMITED TO, PROVISIONS REGARDING CONFIDENTIALITY AND PAYMENT OF BROKERAGE FEES.
12.2Default by Seller. In the event of any default by Seller on the Closing Date under the terms of this Agreement and if such default continues for fifteen (15) days after written notice from Purchaser to Seller of such default (provided no such notice shall be required for a failure to Close on the Closing Date), Purchaser’s sole remedies will be either to: (i) terminate this Agreement, in which event Purchaser shall receive a refund of the Deposit and Seller shall reimburse Purchaser for its reasonable and documented out-of-pocket costs for conducting Due Diligence, except that such cost reimbursement shall not exceed One Hundred Fifty Thousand and No/100 Dollars ($150,000.00); or (ii) to commence within ninety (90) days of the date the Closing was to have occurred and diligently prosecute an action in the nature of specific performance. If an action in the nature of specific performance is not an available remedy as a direct result of Seller’s sale and conveyance of the Property to a third-party in bad-faith prior to Closing (a “Seller Bad Boy Act”), then the Deposit will be returned to Purchaser, and Purchaser will have available to it an action at law or otherwise for damages.  Notwithstanding the foregoing, Purchaser shall retain all rights pursuant to this Agreement, at law, or in equity, and nothing contained in this Section 12.2, will limit the liability of Seller for any actions commenced after Closing with respect to any obligation or representation of Seller (subject to the terms of Section 15.16 and Section 15.22 herein), which by the terms of this Agreement survive Closing, including but not limited to provisions regarding confidentiality and payment of brokerage fees.

12.3Waiver. Except for the Purchaser’s exercise of any remedies related to a Seller Bad Boy Act, Purchaser and Seller irrevocably waive all rights to recover any benefit-of-bargain, punitive, special, indirect, consequential, or speculative damages for a default by the other party prior to Closing.
Article XIII

REPRESENTATIONS AND WARRANTIES AND COVENANTS
13.1Seller’s Representations. Seller represents and warrants to Purchaser the following (collectively, “Seller’s Representations”) as of the Effective Date and as of the Closing Date, provided that certain of Seller’s Representations may be modified as a result of changes in facts or circumstances after the date hereof, which shall not be deemed to cause a breach of any of Seller’s Representations unless Seller causes such changed facts or circumstances in violation of the terms of this Agreement, all as set forth in Section 15.22 and in accordance therewith. Purchaser’s remedies in the instance that any of Seller’s Representations are untrue as of the Closing Date are limited to those set forth in Article XII.
(a)Seller is duly organized, validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Agreement; and has, or at the Closing will have, the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and prior to the Closing will have taken as applicable, all corporate or equivalent entity actions required for the execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement.
(b)Seller has all necessary approvals to execute and deliver this Agreement and perform its obligations hereunder, and no other authorization or approvals, whether of governmental bodies or otherwise, will be necessary in order to enable Seller to enter into or comply with the terms of this Agreement.
(c)This Agreement and the other documents to be executed by Seller hereunder, upon execution and delivery thereof by Seller, will have been duly entered into by Seller, and will constitute legal, valid and binding obligations of Seller. Neither this Agreement nor anything provided to be done under this Agreement violates or shall violate any contract, document, understanding, agreement or instrument to which Seller is a party or by which it is bound, but solely to the extent such breach or default would materially and adversely affect Seller’s ability to comply with its obligations under this Agreement.
(d)Seller is a “United States person” within the meaning of Sections 1445(f)(3) and 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

(e)The Leases provided to Purchaser by Seller are true, correct and complete copies of the Leases between Seller and the Tenants, including any and all amendments, renewals and extensions thereof, and have not been otherwise amended, modified or supplemented. The Schedule of Existing Tenants attached hereto as Schedule 2 lists all Leases as of the Effective Date. As of the Effective Date, the only tenants of the Property are the Tenants listed in Schedule 2 attached hereto and incorporated herein by this reference. To Seller’s Knowledge, there are no leases, license agreements, occupancy agreements or tenancies, written or oral, for any space in the Real Property other than the Leases with the Tenants set forth on Schedule 2.  To Seller’s knowledge, except as otherwise set forth on Schedule 2, no party is in material default with respect to its obligations or liabilities under any of the Leases.
(f)The Leases are in good standing, valid and in full force and effect.  To Seller’s knowledge, no Tenant has any claim or basis for any claim for free or reduced rent or for reduction, deduction, or set-off against the landlord for the rent under the Leases, and no Tenant is currently in default under its Lease.  Seller has the sole right, as landlord, to collect the rents under the Leases and neither such right nor the Leases have been assigned, pledged, hypothecated or otherwise encumbered by Seller (excepting, however, a typical assignment of a lease executed in the context of a traditional financing by a landlord).
(g)Seller has received no written notice from any governmental body or agency of any violation or alleged violation of any zoning ordinance, land use law, license, permit or building code with respect to the Property, which violation or alleged violation has not been corrected, and which violation, if determined adversely to Seller, would reasonably be expected to interfere in any material respect with the ability of Seller to perform its obligations under this Agreement.
(h)Seller has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), to the extent such laws are applicable to it.  Neither Seller nor, to Seller’s knowledge, its partners, members, principal stockholders and any other constituent entities, is included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, or is a resident in, or organized or chartered under the laws of, (i) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (ii) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.  The foregoing representation is not applicable to any indirect owners of Seller whose ownership interest is solely in the form of publicly traded stocks or other securities acquired in a publicly traded market.
(i)Except as set forth in Schedule 10, to Seller’s knowledge, no pending or threatened litigation, including condemnations, involving the Property or Seller exists.
(j)Reserved.
(k)There is no receivership, or voluntary or, to Seller’s knowledge, involuntary proceeding in bankruptcy or pursuant to any other debtor relief laws, pending by or against Seller.

(l)No options or other contracts have been granted or entered into which are still outstanding and which give any other party a right to purchase or lease any interest in the Property or any part thereof.
(m)To Seller’s knowledge, and except as shown on any tax bills of record or as otherwise set forth in the Title Commitment, (i) Seller has not received any written notice of any special assessment that affects the Property, and (ii) Seller is not currently contesting any taxes that affect the Property.
(n)Except as may be reflected by the Property Information Documents or as may be otherwise disclosed in writing to Purchaser as of the Effective Date, Seller has not received written notice from any association or other counterparty to any restrictive covenant, declaration, or reciprocal easement that the Property is not in compliance with such agreement, except for such failures to comply, if any, which have been remedied.
(o)Except as disclosed in any environmental reports or other information made available to Purchaser by Seller, or otherwise disclosed by Seller to Purchaser in writing as of the Effective Date, Seller has not received written notice of any violations of any Environmental Law with respect to the Real Property or any portion of the Real Property that remain uncured. As used in this Agreement, the term “Environmental Law” means any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency affecting the Real Property and pertaining to health or the environment including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Resource Conservation and Recovery Act of 1976.
(p)Seller has (i) no employees and is not party to any employment agreements, collective bargaining agreements, or other labor contracts relating to the Property, and (ii) no liability for wages, benefits, severance, or other compensation to any person arising from employment or engagement in connection with the ownership, management, or operation of the Property, that will be binding on the Property or Purchaser on or after the Closing Date.
13.2Definition of Seller’s Knowledge.  Any representation made “to Seller’s knowledge” will not be deemed to imply any duty of inquiry. For purposes of this Agreement, the term Seller’s “knowledge” means the actual knowledge (and not the constructive or implied knowledge) of the Designated Representative of Seller and will not be construed to refer to the knowledge of any other officer, director, agent, employee or representative of the Seller, or any Affiliate of Seller, or to impose upon such Designated Representative of Seller any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative of Seller any individual personal liability. As used herein, the term “Designated Representative of Seller” refers to C. Brent Winn, Jr., who is Chief Financial Officer of Medalist Diversified, Inc., which is the General Partner of Medalist Diversified Holdings, LP, which is the Sole Member of Seller.  The Designated Representative of Seller has material knowledge of the matters which are the subject of Seller’s representations and warranties in Section 13.1 above.
13.3Parent Guaranty.  Medalist Diversified Holdings, L.P., a Delaware limited partnership (the “Guarantor”), hereby unconditionally and irrevocably guarantees to Purchaser the payment and performance of Seller’s obligations arising solely from post-Closing breaches of Seller’s Representations set forth in Section 13.1 of this Agreement (the “Guaranteed Obligations”), subject to and in accordance with the terms, conditions, and limitations set forth in this Section. The Guarantor’s obligations under this Section are intended solely to provide Purchaser with recourse against Guarantor for the Guaranteed Obligations and shall not be construed to expand the scope of Seller’s obligations under this Agreement.

(a)Scope of Guaranty. The Guarantor’s guaranty under this Section shall be limited strictly and exclusively to Seller’s liability for breaches of Seller’s Representations set forth in Section 13.1, and shall not extend to any other obligations, covenants, agreements, or liabilities of Seller under this Agreement or any Closing Documents. In no event shall Guarantor be liable for any special, consequential, speculative, punitive, or similar damages. The aggregate liability of Guarantor under this Section 13.3 shall not exceed the Seller’s Maximum Liability (defined herein), and no claim may be made against Guarantor unless and until Purchaser’s claims against Seller and Guarantor, taken together, satisfy the Claims Threshold.
(b)Duration and Expiration. The Guarantor’s obligations under this Section shall commence on the Closing Date and shall automatically and irrevocably terminate and be of no further force or effect upon the expiration of the Survival Period (defined herein), except with respect to any claims for which Purchaser has delivered to both Seller and Guarantor written notice in accordance with the notice and cure provisions of this Agreement prior to the expiration of the Survival Period. For the avoidance of doubt, any Guaranteed Obligation for which Purchaser has not provided such written notice prior to the expiration of the Survival Period shall be deemed forever waived and released, and Guarantor shall have no liability with respect thereto.
(c)Exhaustion of Remedies. Purchaser shall not make any claim or demand against Guarantor under this Section unless and until (i) Purchaser has first delivered written notice of the applicable breach to Seller in accordance with Section 15.22 and allowed Seller the full cure period set forth therein (together with any extension thereof as provided in Section 15.22), and (ii) Seller has failed to cure such breach within such cure period. Purchaser shall provide Guarantor with a copy of any notice of breach delivered to Seller contemporaneously with delivery to Seller, and Guarantor shall have the right, but not the obligation, to cure any such breach on behalf of Seller within the cure periods applicable to Seller.
(d)Defenses and Set-Off Rights. Guarantor may assert any and all defenses, counterclaims, rights of set-off, and other rights that Seller could assert against Purchaser with respect to the Guaranteed Obligations. In addition, if any liability of Seller for a breach of Seller’s Representations would be excluded, limited, or otherwise reduced under any provision of this Agreement, the corresponding Guaranteed Obligation shall be excluded, limited, or reduced to the same extent.
(e)No Independent Obligations; Subrogation. The Guarantor’s obligations under this Section are solely guaranty obligations and are in all respects secondary and ancillary to Seller’s obligations under this Agreement. Nothing in this Section shall be construed to impose upon Guarantor any obligation that is independent of, broader than, or in addition to the obligations of Seller under this Agreement. Upon payment by Guarantor of any amount under this guaranty, Guarantor shall be subrogated to the rights of Purchaser against Seller to the extent of such payment. Notwithstanding the foregoing, Guarantor shall not exercise any rights of subrogation, reimbursement, contribution, indemnity, recourse or recovery against Seller unless and until all amounts owing to Purchaser under this Agreement have been irrevocably paid and satisfied in full.  Purchaser shall have no duty to preserve, enforce, or maintain any rights against Seller for the benefit of Guarantor, and Guarantor's obligations hereunder shall not be affected, impaired, or discharged by any amendment, waiver, settlement, compromise, forbearance, or other agreement between Purchaser and Seller, provided such agreement does not increase Guarantor's liability beyond the limitations expressly set forth in this Section 13.3 or intentionally release Seller from the specific liability for which recovery is sought from Guarantor.
13.4Seller Covenants. During the term of this Agreement, Seller covenants:
(a)to cause the Property to be maintained in its present order and condition, normal wear and tear excepted, and to cause the continuation of the normal operation thereof and the continuation of the normal practice with respect to maintenance and repair, in each case consistent with Seller’s past practices, in the ordinary course of business so that the Property will, except for normal wear and tear and any changes caused by Purchaser or Purchaser’s agents, be in substantially the same condition on the Closing Date as on the Effective Date;
(b)to comply with all obligations of the “lessor” or “landlord” under the Leases with respect to the Property;
(c)to not enter into any new lease and/or amend any Leases which will be binding upon the Purchaser or Property at or subsequent to Closing without Purchaser’s prior written consent;
(d)to not enter into any new Service Agreement or other like contracts for the Property which will be binding upon Purchaser or the Property at or subsequent to Closing, without Purchaser’s prior written consent;
(e)to not sell, further pledge, or otherwise transfer or dispose of all or any part of the Property;
(f)to maintain in full force and effect all insurance coverage presently in effect on the Property;
(g)to not grant any new encumbrances on or about the Property or any portion thereof which will be binding upon the Purchaser or Property at or subsequent to Closing, without the prior written consent of Purchaser;
(h)to not enter into any brokerage commission or fee agreement or arrangement which will be binding on Purchaser or affect the Property after Closing, without the prior written consent of Purchaser;
(i)to cease to actively market the Property for sale so long as Purchaser is not then in default of this Agreement beyond any applicable notice and cure period, and Seller shall not enter into any letters of intent for or agreement for the sale of the Property with any party other than Purchaser; and
(j)not to grant any options to purchase or rights of first refusal to purchase or similar preemptory rights to purchase to any party which affect the Property.
13.5Purchaser’s Representations, Warranties, and Covenants. For the purpose of inducing Seller to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:
(a)Purchaser is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware.
(b)Purchaser, acting through any of its duly empowered and authorized officers or members, has all necessary entity power and authority to transact the business in which it is engaged, and has full power and authority to enter into this Agreement, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent not obtained of any of Purchaser’s partners, directors, officers or members is required to so empower or authorize Purchaser. The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse effect on Purchaser’s ability to consummate the transaction contemplated by this Agreement.
(c)No pending or, to the knowledge of Purchaser, threatened litigation involving Purchaser exists which if determined adversely would restrain the consummation of the transactions contemplated by this Agreement or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.
(d)Other than Seller’s Representations and any representations in the documents delivered at Closing, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller, including Seller’s Broker (as hereinafter defined in Section 15.4), in connection with this Agreement and the acquisition of the Property.
(e)Neither Purchaser nor to Purchaser’s knowledge, its partners, members, principal stockholders and any other constituent entities, are (i) in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56, (ii) acting, directly or indirectly, for or on behalf of any person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any person designated in Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism, or (iii) included on any Government Lists.  Purchaser is not engaged in this transaction directly or indirectly on behalf of or facilitating such transaction directly or indirectly on behalf of, any such person.
(f)(i) Purchaser is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Code, which is subject to Section 4975 of the Code; (ii) the assets of Purchaser do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code; (iii) Purchaser is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Purchaser do not constitute plan assets of one or more such plans; and (iv) transactions by or with Purchaser are not in violation of state statutes applicable to Purchaser regulating investments of and fiduciary obligations with respect to governmental plans.  Purchaser’s representation set forth in this Section 13.5(f) shall survive the Closing and delivery of the Deed indefinitely.
Article XIV

ESCROW PROVISIONS
14.1Escrow Provisions. The Deposit and any other sums (including without limitation, any interest earned thereon) which the parties agree shall be held in escrow (collectively “Escrow Funds”), shall be held by Escrow Agent, in trust and disposed of only in accordance with the following provisions:
(a)Escrow Agent hereby agrees to hold, administer, and disburse the Escrow Funds pursuant to this Agreement.
(b)At such time as Escrow Agent receives written notice from either Purchaser or Seller, or both, setting forth the identity of the party to whom such Escrow Funds (or portions thereof) are to be disbursed and further setting forth the specific section or paragraph of the Agreement pursuant to which the disbursement of such Escrow Funds (or portions thereof) is being requested, Escrow Agent shall disburse such Escrow Funds pursuant to such notice; provided, however, that if such notice is given by either Purchaser or Seller but not both, Escrow Agent shall (i) promptly notify the other party (either Purchaser or Seller as the case may be) that Escrow Agent has received a request for disbursement, and (ii) withhold disbursement of such Escrow Funds for a period of ten (10) days after receipt of such notice of disbursement and if Escrow Agent receives written notice from either Purchaser or Seller within said ten (10) day period which notice countermands the earlier notice of disbursement, then Escrow Agent shall withhold such disbursement until both Purchaser and Seller can agree upon a disbursement of such Escrow Funds. Purchaser and Seller hereby agree to send to the other, pursuant to Section 15.6 below, a duplicate copy of any written notice sent to Escrow Agent and requesting any such disbursement or countermanding a request for disbursement.
(c)In performing any of its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses, or expenses, except for willful default or breach of trust, and it shall accordingly not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of its legal counsel given with respect to any questions relating to the duties and responsibilities of Escrow Agent under this Agreement, or (ii) any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.
(d)Notwithstanding the provisions of Section 14.1(b) above, in the event of a dispute between Purchaser and Seller sufficient, in the sole discretion of Escrow Agent, to justify its doing so or in the event that Escrow Agent has not disbursed the Escrow Funds on or before ten (10) days after the Closing Date, Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction the Escrow Funds, together with such legal pleadings as it may deem appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. Any such legal action may be brought in a federal or state court in Greenville County, South Carolina or, if such courts do not have jurisdiction as to the parties or matters involved, then such court as Escrow Agent shall determine to have jurisdiction thereof.
(e)Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received the Deposit and shall hold the Escrow Funds in escrow and shall disburse the Escrow Funds pursuant to the provisions of this Article XIV. A copy of the fully executed Agreement shall be delivered to both parties hereto.
Article XV

GENERAL PROVISIONS
15.1No Agreement Lien. In no event will Purchaser have a lien against the Property by reason of any deposits made under this Agreement or expenses incurred in connection therewith and Purchaser waives any right that it might have to so lien the Property.
15.2Confidentiality.
(a)Except as provided otherwise in this Section 15.2, Purchaser and Seller, for the benefit of each other, hereby agree that neither of them will release, or cause or permit to be released, to the public any press releases or notices except as set forth in Section 15.2(b) below, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose, or cause or permit to be publicly announced or disclosed, in any manner whatsoever (i) the names of Seller or Purchaser respectively, or any of their Affiliates or investors in relation to the transactions contemplated by this

Agreement, or (ii) the existence of this Agreement or any of the terms, conditions or substance of this Agreement, without in each case first obtaining the consent of the other party hereto. Each of Seller and Purchaser shall cause its Representatives to comply with the terms of this Section 15.2 (and each party agrees that any breach of this Section 15.2 caused by any disclosure by any of its Representatives shall be deemed a breach by such party hereunder).
(b)Notwithstanding anything to the contrary hereinabove set forth, (i) Purchaser may disclose such information (1) on a need-to-know basis to its employees, attorneys, members of professional firms serving it, investors and equity sources, or potential lenders, and (2) as any governmental agency may require in order to comply with applicable Laws or a court order, and (ii) any party hereto may disclose information to the extent that such information is a matter of public record, or if necessary or advisable at the reasonable direction of legal counsel to comply with applicable laws or the requirements of a court of competent jurisdiction, including without limitation, governmental regulatory disclosure, tax and reporting requirements.  Prior to Closing, neither the Seller nor the Purchaser shall make any press release or announcement in respect of this Agreement or the transaction contemplated by this Agreement without the prior written approval of the other.  In addition to any other remedies available at law to Seller and Purchaser, Seller and Purchaser shall each have the right to seek equitable relief, including injunctive relief or specific performance, against the other party and/or its Representatives in order to enforce the provisions of this Section 15.2.
(c)Notwithstanding any other provision of this Agreement, the provisions of this Section 15.2 shall survive the Closing for the Survival Period, or the earlier termination of this Agreement.
15.3Headings. The captions and headings herein are for convenience and reference only and in no way define, describe or limit the scope, content or intent of this Agreement or in any way affect its provisions.
15.4Brokers.

(a)Seller hereby represents to Purchaser that Seller has not engaged any broker in connection with the sale and purchase of the Property except for CBRE, Inc. (“Seller’s Broker”). Seller agrees to indemnify and hold Purchaser harmless from the claims of Seller’s Broker any other party claiming a commission due it by reason of an agreement with Seller.

(b)Purchaser hereby represents to Seller that Purchaser has not engaged any broker in connection with the sale and purchase of the Property except for Jones Lang & LaSalle (“Purchaser’s Broker”). Purchaser agrees to indemnify and hold Seller harmless from the claims of Purchaser’s Broker and any other party claiming a commission due it by reason of an agreement with Purchaser.

(c) The provisions of this Section 15.4 will survive the Closing and the delivery of the Deed or termination of this Agreement.

15.5Modifications. This Agreement may not be modified in any respect except by an instrument in writing and duly signed by the parties hereto. The parties agree that this Agreement contains all of the terms and conditions of the understanding between the parties hereto and that there are no oral understandings whatsoever between them.
15.6Notices. All notices, consents, approvals, acceptances, demands, waivers and other communications (“Notice”) required or permitted hereunder must be in writing and must be sent by (i) personal delivery, (ii) certified mail, return receipt requested, (iii) for next day delivery by nationally recognized overnight delivery service that provides evidence of the date of delivery, or (iv) electronic mail, in any case with all charges prepaid, addressed to the appropriate party at its address listed below.

To Seller:	MDR Brookfield, LLC

P.O. Box 8436

Richmond, Virginia 23226

Attention:  Brent Winn, Chief Financial Officer

Email: bwinn@medalistreit.com

With a copy to:	Maynard Nexsen PC

4141 Parklake Ave., Suite 200

Raleigh, North Carolina 27612

Attention: Alex Serkes

Email: ASerkes@maynardnexsen.com

To Purchaser:Person Street Partners GP Fund I, L.P.

4000 Centregreen Way, Suite 130

Cary, NC 27513

Attention: Jake Jatis

Email: jjatis@personstpartners.com

With a copy to:	Longleaf Law Partners

4509 Creedmoor Road, Suite 302

Raleigh, North Carolina 27612

Attention: David E. Miller, III

Email: dmiller@longleaflp.com

All Notices given in accordance with this Section will be deemed to have been received three (3) business days after having been deposited in any mail depository regularly maintained by the United States Postal Service, if sent by certified mail, on the date delivered if by personal delivery or electronic mail (without notice of delivery rejection or kickback), or one (1) business day after having been deposited with a nationally recognized overnight delivery service, if sent by overnight delivery, or on the date delivery is refused, as indicated on the return receipt or the delivery records of the delivery service, as applicable. Notices given by counsel to a party in accordance with the above shall be deemed given by such party.

15.7Assignment. Purchaser will not assign this Agreement or its rights hereunder without Seller’s prior written consent, which may be withheld in Seller’s sole and absolute discretion, and any attempted assignment or transfer without Seller’s consent will be null and void ab initio and of no effect. The foregoing notwithstanding, provided that Purchaser is in compliance with the conditions hereinafter set forth, Purchaser shall have the right to assign this Agreement, without Seller’s consent, provided (a) the assignment is effective on or prior to the Closing Date, (b) the assignment is to an affiliate of Purchaser and/or a subsidiary controlled by Purchaser and created for the purpose of purchasing the Property, (c) the assignment includes all of Purchaser’s right, title and interest in and to the Deposit, and provides for the assumption of all of Purchaser’s obligations under this Agreement, (d) that such assignee has assumed any and all obligations and liabilities of Purchaser under this Agreement pursuant to an assignment and assumption agreement in form reasonably acceptable to Seller, and (e) Purchaser provides Seller, at least five (5) business days’ prior to Closing, with written notice of such assignment. Any assignment which fails to meet the criteria of this Section 15.7 or to which Seller has not otherwise consented shall be void and of no force or effect. Purchaser shall deliver to Seller prior to Closing, and as a condition to the effectiveness of any such assignment, such supporting evidence of the foregoing as is reasonably required by Seller.

Notwithstanding the foregoing, any Purchaser assignment of this Agreement will not relieve Purchaser of its obligations hereunder and, subsequent to any such assignment, Purchaser’s liability hereunder will continue until the completion of the transactions contemplated by this Agreement notwithstanding the assignment or any subsequent modification or amendment of this Agreement or the release(s) of any subsequent purchaser hereunder from any liability.

15.8Intentionally deleted.
15.9Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of South Carolina.
15.10Non-Business Days.  If the time period by which any acts or payments required hereunder must be performed or paid expires on a Saturday, Sunday or federally recognized holiday, then such time period shall be automatically extended to the close of business on the next business day.
15.11Offer Only. This Agreement will not constitute a binding agreement by and between the parties hereto until such time as this Agreement has been duly executed and delivered by each and the Deposit is deposited with the Escrow Agent in accordance with this Agreement.
15.12Counterparts. This Agreement may be executed in counterparts, each of which, when taken together shall constitute fully executed originals.
15.13E-mail or PDF Signatures. Signatures to this Agreement transmitted by e-mail or PDF shall be valid and effective to bind the party so signing.
15.14Entire Agreement; Severability. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein. If any portion of this Agreement becomes or is held to be illegal, null or void or against public policy, for any reason, the remaining portions of this Agreement will not be affected thereby and will remain in force and effect to the fullest extent permissible by law.
15.15No Waiver. No waiver by Purchaser or Seller of a breach of any of the terms, covenants or conditions of this Agreement by the other party will be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained. No waiver of any default by Purchaser or Seller under this Agreement will be implied from any omission by the other party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect a default other than as specified in such waiver. The consent or approval by Purchaser or Seller to or of any act by the other party requiring the consent or approval of the first party will not be deemed to waive or render unnecessary such party’s consent or approval to or of any subsequent similar acts by the other party.
15.16Limitation of Liability. If Purchaser becomes aware after Closing of any breach and/or violation of any of Seller’s representations and/or warranties set forth herein or of any other matter for which Seller would or could become liable to Purchaser, whether hereunder or under any Closing document, and Purchaser timely commences any action(s) to enforce any alleged breach and/or violation of any of the representations and/or warranties of Seller as set forth in this Agreement or to enforce any other claims for liability against Seller, and, notwithstanding any provision to the contrary contained herein or in any document executed by Seller pursuant hereto or in connection herewith, in no event shall Seller be liable for any special, consequential, speculative, punitive or similar damages, nor shall Seller’s liability in any such event or events exceed in the aggregate Three Hundred Thousand and No/100 Dollars ($300,000.00)

(“Seller’s Maximum Liability”) and no claim by Purchaser may be made and Seller shall not be liable for any judgment in any action based upon any such claim unless and until Purchaser’s claims are for an aggregate amount in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) (the “Claims Threshold”), in which event Seller’s liability respecting any final judgment concurring such claim(s) shall be for the entire amount thereof, subject to Seller’s Maximum Liability.  Notwithstanding anything to the contrary in this Section 15.16, Seller’s obligation to pay (i) the Broker or to indemnify Purchaser for any claims by brokers in accordance with Section 15.4 or (ii) prorations as set forth in Article XI shall be excluded for purposes of calculating Seller’s Maximum Liability. The amount of Seller’s Maximum Liability shall be exclusive of any attorneys’ fees, and ancillary court and experts’ costs and fees payable to Purchaser.  The provisions of this Section 15.16 will survive the Closing and the delivery of the Deed.

15.17Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
15.18Successors and Assigns. Subject to the limitations set forth elsewhere in this Agreement, each and all of the covenants and conditions of this Agreement will inure to the benefit of and will be binding upon the successors-in-interest, assigns, and representatives of the parties hereto. As used in the foregoing, “successors” refers to the successors to all or substantially all of the assets of parties hereto and to their successors by merger or consolidation.
15.19No Partnership or Joint Venture. Seller or Purchaser will not, by virtue of this Agreement, in any way or for any reason be deemed to have become a partner of the other in the conduct of its business or otherwise, or a joint venturer. In addition, by virtue of this Agreement there shall not be deemed to have occurred a merger of any joint enterprise between Purchaser and Seller.
15.20No Recordation. Seller and Purchaser each agrees that neither this Agreement nor any memorandum, short form agreement or notice hereof shall be recorded.
15.21Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent is either (x) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (y) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as defined in the Reporting Requirements). Accordingly:
(a)Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.
(b)Seller and Purchaser shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.
(c)Escrow Agent hereby requests Seller to furnish to Escrow Agent Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller hereby certifies to Escrow Agent, under penalties of perjury, that Seller’s correct taxpayer identification number is as set forth opposite Seller’s signature to this Agreement.

(d)Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

The provisions of this Section 15.21 will survive the Closing and the delivery of the Deed.

15.22Survival. Seller covenants, agreements, indemnities, warranties and representations contained in this Agreement and in any document executed by Seller pursuant to this Agreement (except for those set forth in Sections 13.1(d), 13.1(h), 15.2, 15.16, 15.21, and this Section 15.22 which are meant to survive indefinitely) shall survive Purchaser’s purchase of the Property only for a period commencing on the Closing Date and ending nine (9) months after the Closing Date (the “Survival Period”). It is expressly agreed that any action, suit or proceeding with respect to the truth, accuracy or completeness of all representations and warranties in this Agreement or the breach of any covenant or agreement in this Agreement or in any closing document, shall be commenced, if at all, on or before the end of the Survival Period and, if not commenced on or before such date, thereafter will be void and of no force or effect. The provisions of this Section 15.22 will survive the Closing and the delivery of the Deed and/or termination of this Agreement. Purchaser shall provide written notice to Seller prior to the expiration of the Survival Period of any alleged breach of such covenants, indemnities, warranties or representations and shall allow Seller thirty (30) days within which to cure such breach. If Seller fails to cure such breach after written notice and within such cure period, Purchaser’s sole remedy shall be an action at law for actual damages as a consequence thereof, which must be commenced, if at all, within the Survival Period; provided, however, that if within the Survival Period Purchaser gives Seller written notice of such a breach and Seller notifies Purchaser of Seller’s commencement of a cure, commences to cure and thereafter terminates such cure effort, Purchaser shall have an additional sixty (60) days from the date of such termination within which to commence an action at law for damages as a consequence of Seller’s failure to cure. The Survival Period referred to herein shall apply to known as well as unknown breaches of such covenants, indemnities, warranties or representations. Purchaser’s waiver(s) and release(s) set forth in Sections 1.6 and 1.7 shall apply fully to liabilities under such covenants, indemnities, representations and warranties and is hereby incorporated by this reference. Purchaser specifically acknowledges that such termination of liability represents a material element of the consideration to Seller. The limitation as to Seller’s liability in this Section 15.22 does not apply to Seller’s or Purchaser’s liability with respect to prorations and adjustments under Article XI.

Notwithstanding any contrary provision of this Agreement, if Seller becomes aware during the pendency of this Agreement prior to Closing of any matters which make any of its representations or warranties untrue in any material respect, Seller shall promptly disclose such matters to Purchaser in writing. In the event that Seller so discloses any matters which make any Seller’s representations and warranties so untrue in any material respect or in the event that Purchaser otherwise becomes aware during the pendency of this Agreement prior to Closing of any matters which so make any of Seller’s representations or warranties untrue in any material respect, Seller shall bear no liability for such matters (provided that such untruth is not the result of Seller’s intentional misrepresentation or Seller’s breach of any express covenant set forth in this Agreement), but shall have the opportunity to cure such matters prior to Closing.  If Seller fails to cure such matters prior to Closing, or indicates to Purchaser that it does not intend to cure such matters prior to Closing, then Purchaser shall have the right to elect in writing on or before the Closing Date, (i) to waive such matters and complete the purchase of the Property without reduction of the Purchase Price in accordance with the terms of this Agreement, or (ii) as to any matters disclosed following the expiration of the Due Diligence Period, to terminate this Agreement if the failure of such representations or warranties would, individually or in the aggregate, result in an adverse impact or cost on or to the Property or Purchaser as determined in Purchaser’s reasonable discretion.

No claim for a breach of any of Seller’s Representations shall be actionable or payable if such breach is due to or is based on a condition, state of facts or other matter that was known to Purchaser or disclosed to Purchaser in this Agreement, the Property Information Documents, the Closing Documents or an estoppel certificate, in each case, with reasonable specificity, or in writing delivered to Purchaser prior to Closing.

15.23Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any person other than the parties and their respective successors and permitted assigns.
15.24Exclusivity. Seller will not continue or initiate any discussions with, or enter into any agreements with, any third party regarding the sale of the Property, and Seller will not market the sale of the Property, during the period this Agreement is in effect.
15.25Intentionally deleted.
15.26Purchaser’s Deliveries Following Termination.  If this Agreement is terminated prior to Closing for any reason other than for a Seller default of this Agreement, Purchaser shall deliver to Seller, without any representation or warranty and as an accommodation only, copies of all third-party reports and studies on the Property obtained by Purchaser during its inspections and studies of the Property, which obligation shall survive the termination of this Agreement, provided Purchaser shall have no obligation to deliver any attorney work-product, proformas, financial reports, marketing studies, architectural plans or other documents prepared by or for Purchaser which Purchaser deems, in its sole but reasonable discretion, to be proprietary to Purchaser’s business.

[The Remainder of the Page is Intentionally Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, as of the Effective Date.

SELLER:

MDR BROOKFIELD, LLC

a Delaware limited liability company

By: MEDALIST DIVERSIFIED HOLDINGS, L.P.

a Delaware limited partnership

Its: Sole Member

By: MEDALIST DIVERSIFIED, INC.

a Maryland corporation

Its: General Partner

By: /s/ C. Brent Winn, Jr.

Name: C. Brent Winn, Jr.

Its: Chief Financial Officer

PURCHASER:

PERSON STREET PARTNERS GP FUND I, L.P.

a Delaware limited partnership

By: /s/ Jake Jatis

Name: Jake Jatis

Title: Authorized Signatory

AGREEMENT OF ESCROW AGENT

The undersigned has executed this Agreement solely to confirm its agreement to (a) hold the Escrow Funds in escrow in accordance with the provisions hereof and (b) comply with the provisions of Article XIV and Section 15.21.

Kensington Vanguard National Land Services

By: ____________________________

Name: __________________________

Title: ___________________________

SCHEDULE AND EXHIBITS

Schedule 1	Rules of Construction
Schedule 2	Existing Tenants & Leases
Schedule 3	Reserved
Schedule 4	Existing Service Agreements
Schedule 5	Reserved
Schedule 6	Seller Tenant Inducement Costs
Schedule 7	Reserved
Schedule 8	Deferred Rents
Schedule 9	Existing Security Deposits
Schedule 10	Pending Litigation Matters
Schedule 11	Description of Casualty Event; Self-Help Rights
Exhibit A	Legal Description
Exhibit B	Form of Deed
Exhibit C	Reserved
Exhibit D	Form of FIRPTA Certificate
Exhibit E	Form of Bill of Sale
Exhibit F	Form of Tenant Estoppel Certificate
Exhibit G	Form of Tenant Notice Letter
Exhibit H	Access Agreement
Exhibit I	Form of Assignment and Assumption Agreement

SCHEDULE 1

RULES OF CONSTRUCTION

(a)References in this Agreement to numbered Articles and Sections are references to the Articles and Sections of this Agreement. References to any numbered or lettered Exhibits or Schedules are references to the Exhibits or Schedules attached to this Agreement, all of which are incorporated in and constitute a part of this Agreement. Article, Section, Exhibit and Schedule captions are for reference only and do not describe or limit the substance, scope or intent of the individual Articles, Sections, Exhibits or Schedules.

(b)The terms “include”, “including” and similar terms are construed as if followed by the phrase “without limitation” unless such words or the words “but not limited to” already immediately follow.

(c)The terms “Land”, “Improvements”, “Fixtures and Personal Property” and “Property” are construed as if followed by the phrase “or any part thereof”.

(d)The singular of any word includes the plural and the plural includes the singular. The use of any gender includes all genders.

(e)The terms “person”, “party” and “entity” include natural persons, firms, partnerships, limited liability companies and partnerships, corporations and any other public or private legal entity.

(f)The term “provisions” includes terms, covenants, conditions, agreements and requirements.

(g)The term “amend” includes modify, supplement, renew, extend, replace or substitute and the term “amendment” includes modification, supplement, renewal, extension, replacement and substitution.

(h)Reference to any specific law or to any document or agreement, includes any future amendments, modifications, supplements and replacements to the law, document or agreement, as the case may be.

(i)No inference or construction or construction in favor of or against a party may be drawn from the fact that the party drafted this Agreement but shall be construed as if both parties prepared this Agreement.

(j)All obligations, rights, remedies and waivers contained in this Agreement will be construed as being limited only to the extent required to be enforceable under the Law.

(k)The term “business day” means any day other than Saturday or Sunday or legal holiday in the State of South Carolina.

SCHEDULE 2

EXISTING TENANTS & LEASES

1.	ATS Kids, LLC

a.	Lease dated as of June 12, 2025
b.	Guarantee of Lease dated June 12, 2025

2.	RurouniFADI, LLC

a.	Lease (effective date February 18, 2019)
b.	Lease Commencement Letter dated April 15, 2019
c.	First Amendment to Lease Agreement dated October 12, 2023

3.	Gravitopia Carolina, LLC

a.	Lease (effective date October 29, 2018)
b.	Letter agreement dated June 15, 2020
c.	Amendment to Lease dated October 7, 2020
d.	Notice of renewal – letter dated May 23, 2025, fully executed June 4, 2025

4.	Orkin, LLC dba Orkin Pest Control

a.	Lease (effective date August 13, 2021)
b.	First Amendment to Lease Agreement dated February 3, 2026

5.	S&ME, Inc.

a.	Lease dated as of February 29, 2016
b.	Confirmation of Lease Term Agreement dated as of July 27, 2017
c.	First Amendment to Lease dated as of September 21, 2017
d.	Second Amendment to Lease Agreement dated August 22, 2023

6.	Schindler Elevator Corporation

a.	Lease Agreement dated as of July 24, 2015
b.	First Amendment to Lease Agreement dated August 29, 2022

SCHEDULE 3

RESERVED

SCHEDULE 4

EXISTING SERVICE AGREEMENTS

1.	Baker Roofing – Roof
2.	American Fire Protection - Alarm Monitoring and Inspection
3.	Sentry Fire - Sprinkler Inspection
4.	Hagins Landscaping – Landscaping
5.	Waste Connections of SC - Trash Removal
6.	Greenville Maintenance - General Maintenance

SCHEDULE 5

RESERVED

SCHEDULE 6

SELLER TENANT INDUCEMENT COSTS

None.

SCHEDULE 7

RESERVED

SCHEDULE 8

DEFERRED RENTS

None.

SCHEDULE 9

EXISTING SECURITY DEPOSITS

ATS Kids, LLC	$12,913.68
Gravitopia Carolina, LLC	$14,666.00
Orkin, LLC	$4,511.29
RurouniFADI, LLC	$3,017.64
$35,108.61

SCHEDULE 10

PENDING LITIGATION MATTERS

None.

SCHEDULE 11

DESCRIPTION OF CASUALTY EVENT

On March 2, 2026, at approximately 8:20 a.m., a vehicular incident occurred at the Property in which a fleet vehicle operated by Nathaniel Crabb, an employee of Schindler Elevator Corporation ("Schindler"), struck one of the Buildings while the driver was attempting to park in a designated electric vehicle charging spot. According to the driver's statement, the vehicle was inadvertently shifted into drive when the driver re-entered the vehicle to retrieve personal belongings, causing the vehicle to accelerate into the Building's exterior. The vehicle is insured under a commercial automobile liability policy issued by Zurich American Insurance Company. Supporting documentation, including a certificate of insurance for Schindler, the automotive insurance identification card, and photographic documentation of the damage, has been compiled in connection with this incident.

Purchaser’s Post-Closing Rights Regarding Casualty Event.

1.Post-Closing Repair Period.  If on the Closing Date the Seller Repair Work is not Complete as required by Section 9.1(b) of the Agreement and Purchaser nevertheless elects to proceed to Closing, Seller shall, at its sole cost and expense, Complete the Seller Repair Work within one hundred twenty (120) days after the Closing Date (the “Seller Repair Period”). Purchaser shall provide Seller and Seller's agents, contractors, and representatives with reasonable access to the Property during the Seller Repair Period during normal business hours, to permit Seller to complete the Seller Repair Work.

2.Self-Help Rights.  If, and only if, Seller fails to complete the Seller Repair Work within the Seller Repair Period, Purchaser shall have the right, but not the obligation, to undertake or cause to be undertaken such work as is reasonably necessary to Complete the Seller Repair Work (the "Self-Help Work"), subject to the following conditions and limitations:

a.	Purchaser shall use commercially reasonable efforts to minimize the cost and scope of the Self-Help Work and shall not undertake any work that exceeds the scope of the Seller Repair Work as defined in this Agreement without the prior written consent of Seller; and

b.	Purchaser shall maintain accurate and complete records of all Self-Help Work performed and all costs and expenses incurred in connection therewith, including copies of all contracts, invoices, receipts, lien waivers, and inspection reports, and shall make such records available to Seller for review and copying upon reasonable request.

3.Reimbursement.  Within thirty (30) days following Purchaser's completion of the Self-Help Work, Purchaser shall deliver to Seller a written demand for reimbursement (the "Reimbursement Request"), accompanied by copies of all documented invoices, receipts, contracts, and such other supporting documentation as is reasonably necessary to substantiate the costs incurred. Seller shall reimburse Purchaser for the documented, reasonable, and actual out-of-

pocket costs of the Self-Help Work within thirty (30) days following Seller's receipt of a complete Reimbursement Request (the "Reimbursement Period").

4.	Dispute Resolution. Any dispute arising out of or relating to this Schedule 11 including any dispute regarding the reasonableness or amount of costs incurred in connection with the Self-Help Work, shall be resolved in accordance with the following procedures:

a.	The parties shall first attempt in good faith to resolve such dispute through direct negotiation between senior representatives of each party for a period of not less than thirty (30) days following written notice of such dispute (the "Negotiation Period").

b.	If the dispute is not resolved during the Negotiation Period, either party may submit the dispute to mediation administered by a mediator mutually agreed upon by the parties, or, failing such agreement within ten (10) business days, by a mediator selected in accordance with the rules of the American Arbitration Association. The mediation shall take place in Greenville County, South Carolina, and the costs of the mediator shall be shared equally by the parties.

c.	If the dispute is not resolved through mediation within sixty (60) days following the commencement of the mediation process, either party may pursue any remedy available at law or in equity in a court of competent jurisdiction in the State of South Carolina.

5.	Exclusivity of Remedy. Except in the case of fraud, intentional misrepresentation, fraudulent concealment, or willful misconduct by Seller, the self-help remedy set forth in this Schedule 11 shall constitute Purchaser's sole and exclusive remedy with respect to Seller's failure to complete the Seller Repair Work, whether arising before or after Closing. Purchaser hereby waives any and all other rights and remedies it may have at law or in equity with respect to the Seller Repair Work, including any right to claim consequential, special, incidental, or punitive damages. Nothing in this subsection shall limit or waive Purchaser's rights or remedies with respect to any other provision of this Agreement or any breach by Seller of any other representation, warranty, covenant, or obligation under this Agreement. Nothing herein shall limit Purchaser's rights with respect to any latent defect in the Seller Repair Work that Seller had actual knowledge of and did not disclose to Purchaser prior to or after Closing.

6.	Survival. The provisions of this Schedule 11 shall survive Closing.

EXHIBIT A

LEGAL DESCRIPTION

Lying and being situated in Greenville County, South Carolina, and being more particularly described as follows:

All those certain pieces, parcels or tracts of land situate, lying and being in the County of Greenville, State of South Carolina, being shown and designated as Lot 1 and Lot 2 containing 7.890 acres, more or less, on a plat entitled "Survey for Brookfield South Associates, LLC" dated June 21, 2006 and recorded in Plat Book 1014 at Page 70 in the Office of the Register of Deeds for Greenville County, South Carolina and more recently shown and designated as 7.879 acres, more or less, on plat entitled "Survey for Appian-Brookfield South 48, LLC" dated August 31, 2016 and recorded October 19, 2016 in Plat Book 1252 at Page 95 in the Office of the Register of Deeds for Greenville County, South Carolina. Reference to said more recent plat is hereby made for a complete metes and bounds description.

Easement Parcel # 1:

Together with any easements created under Cross-Access Easement and Driveway Maintenance Agreement as recorded in Book 2498, Page 3750, of the Greenville County Registry.

Easement Parcel # 2:

Restrictions for Brookfield South as recorded in Book 1539, Page 887, as affected by that Amendment to Declaration of Easements, Covenants, Conditions and Restrictions for Brookfield South recorded in Book 1539, Page 931; as affected by Second Amendment to Declaration of Easements, Covenants, Conditions and Restrictions for Brookfield South recorded in Book 1670, Page 394; as affected by that Third Amendment to Declaration of Easements, Covenants, Conditions and Restrictions for Brookfield South recorded in Book 1743, Page 911 and as affected by that Assignment of Declarant Rights Under Declaration of Easements, Covenants, Conditions and Restrictions for Brookfield South recorded in Book 2012, Page 560, all of the Greenville County Registry.

EXHIBIT B

FORM OF LIMITED WARRANTY DEED

STATE OF SOUTH CAROLINA)

)LIMITED WARRANTY DEED

COUNTY OF _____________	)

KNOW ALL BY THESE PRESENTS, that ____________________, a _______________________ (“GRANTOR”), in the State aforesaid, for and in consideration of the sum of ______________________ and 00/100 Dollars ($_________________.00) to GRANTOR, in hand paid at and before the sealing of these presents, by ___________________, a ________________________ (“GRANTEE”), in the State aforesaid, (the receipt of which is hereby acknowledged) has, subject to the Permitted Exceptions (defined herein), granted, bargained, sold, and released, and by these Presents does grant, bargain, sell, and release unto said GRANTEE, its successors and assigns, the following-described property (the “Property”):

Legal Description:

TMS:______________________

GRANTEE’S ADDRESS:	____________________

____________________

This conveyance is made subject to all obligations, restrictions, limitations, covenants, easements, and other matters of record, all matters of survey, and governmental ordinances and regulations affecting the Property (collectively, the “Permitted Exceptions”).

TOGETHER with all and singular, the rights, members, hereditaments and appurtenances to the Property belonging or in anywise incident or appertaining.

TO HAVE AND TO HOLD all and singular the Property before mentioned unto said GRANTEE and GRANTEE’S Successors and Assigns forever.

And GRANTOR does hereby bind GRANTOR and GRANTOR’S Successors and Assigns to warrant and forever defend all and singular the said Property unto said GRANTEE and GRANTEE’S Successors and Assigns against GRANTOR and GRANTOR’S Successors and those claiming through GRANTOR, but no others.

IN WITNESS WHEREOF, GRANTOR has executed these presents this _____ day of ______________, 202____.

SIGNED, SEALED AND DELIVERED_______________________________

IN THE PRESENCE OF:a _____________________________

     BY:

Witness No. 1

Notary/Witness No. 2

STATE OF __________________	)
)	ACKNOWLEDGMENT
COUNTY OF _______________	)

I, __________________________________, a Notary Public of _____________________, do certify that _______________________, the ___________________ of ________________________, Grantor, personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

WITNESS my hand and notary seal this ______ day of ____________, 202___.

      (L.S.)

Notary Public for South Carolina

Printed Name:

My Commission Expires:

STATE OF SOUTH CAROLINA)

) AFFIDAVIT FOR TAXABLE OR EXEMPT TRANSFERS

COUNTY   OF         _________)

PERSONALLY appeared before me the undersigned, who being duly sworn, deposes and says:

1.I have read the information on this affidavit and I understand such information.

2.The property being transferred is located in _______________ County, South Carolina; is shown and designated as _________________ in ______________ County, South Carolina; bearing _______________ County Tax Map No._______________; was transferred to __________________ by Deed dated ____________________, 202___.

3.Check one of the following: The deed is

(a)[  ]subject to the deed recording fee as a transfer for consideration paid or to be paid in money or money's worth.

(b)[  ]subject to the deed recording fee as a transfer between a corporation, a partnership, or other entity and a stockholder, partner, or owner of the entity, or is a transfer to a trust or as a distribution to a trust beneficiary.

(c)[ ]exempt from the deed recording fee because (See Information section of affidavit): See S.C. Code Section 12-24-40(2) – transferring realty to the federal government or to a state, its agencies and departments, and its political subdivisions, including school districts.

(If exempt, please skip items 4-7, and go to item 8 of this affidavit.)

If exempt under exemption #14 as described in the Information section of this affidavit, did the agent and principal relationship exist at the time of the original sale and was the purpose of this relationship to purchase the realty? Check Yes _____ or No _____

4.Check one of the following if either item 3(a) or item 3(b) above has been checked (See Information section of this affidavit.):

(a)[  ]The fee is computed on the consideration paid or to be paid in money or money's worth in the amount of $________________.

(b)[  ]The fee is computed on the fair market value of the realty which is $_______________________.

(c)[  ]The fee is computed on the fair market value of the realty as established for property tax purposes which is $_______________________.

5.Check Yes _____ or No        to the following:  A lien or encumbrance existed on the land, tenement, or realty before the transfer and remained on the land, tenement, or realty after the transfer.  (This includes, pursuant to Code Section 12-59-140(E)(6), any lien or encumbrance on realty in possession of a forfeited land commission which may subsequently be waived or reduced after the transfer under a signed contract or agreement between the lien holder and the buyer existing before the transfer.)  If "Yes," the amount of the outstanding balance of this lien or encumbrance is:  $____________________.

6.The deed recording fee is computed as follows:

Place the amount listed in item 4 above here:$_______

Place the amount listed in item 5 above here:$_______

(If no amount is listed, place zero here.)

Subtract Line 6(b) from Line 6(a) and place result here:$______

7.The deed recording fee due is based on the amount listed on Line 6(c) above and the deed recording fee due is:    $____________.

8.As required by Code Section 12-24-70, I state that I am a responsible person who was connected with the transaction as:  Grantor.

9.I understand that a person required to furnish this affidavit who willfully furnishes a false or fraudulent affidavit is guilty of a misdemeanor and, upon conviction, must be fined not more than one thousand dollars or imprisoned not more than one year, or both.

SWORN to before me this __________________________________

day of ______________, 202___. a ________________________

     (L.S.)BY:

Notary Public for __________________

My Commission Expires:

Notary (Printed Name):

INFORMATION

Except as provided in this paragraph, the term "value" means, "the consideration paid or to be paid in money or money's worth for the realty."  Consideration paid or to be paid in money's worth includes, but is not limited to, other realty, personal property, stocks, bonds, partnership interest and other intangible property, the forgiveness or cancellation of a debt, the assumption of a debt, and the surrendering of any right.  The fair market value of the consideration must be used in calculating the consideration paid in money's worth.  Taxpayers may elect to use the fair market value of the realty being transferred in determining fair market value of the consideration.  In the case of realty transferred between a corporation, a partnership, or other entity and a stockholder, partner, or owner of the entity, and in the case of realty transferred to a trust or as a distribution to a trust beneficiary, "value" means the realty's fair market value.  A deduction from value is allowed for the amount of any lien or encumbrance existing on the land, tenement, or realty before the transfer and remaining on the land, tenement, or realty after the transfer.  (This includes, pursuant to Code Section 12-59-140(E)(6), any lien or encumbrance on realty in possession of a forfeited land commission which may subsequently be waived or reduced after the transfer under a signed contract or agreement between the lien holder and the buyer existing before the transfer.)  Taxpayers may elect to use the fair market value for property tax purposes in determining fair market value under the provisions of the law.

Exempted from the fee are deeds:

1.	transferring realty in which the value of the realty, as defined in Section 12-24-30, is equal to or less than one hundred dollars;
2.	transferring realty to the federal government or to a state, its agencies and departments, and its political subdivisions, including school districts;
3.	that are otherwise exempted under the laws and Constitution of this State or of the United States;
4.	transferring realty in which no gain or loss is recognized by reason of Section 1041 of the Internal Revenue Code as defined in Section 12-6-40(A);
5.	transferring realty in order to partition realty as long as no consideration is paid for the transfer other than the interests in the realty that are being exchanged in order to partition the realty;
6.	transferring an individual grave space at a cemetery owned by a cemetery company licensed under Chapter 55 of Title 39;
7.	that constitute a contract for the sale of timber to be cut;
8.

transferring realty to a corporation, a partnership, or a trust as a stockholder, partner, or trust beneficiary of the entity or so as to become a stockholder, partner, or trust beneficiary of the entity as long as no consideration is paid for the transfer other than stock in the corporation, interest in the partnership, beneficiary interest in the trust, or the increase in value in the stock or interest held by the grantor.  However, except for transfers from one family trust to another family trust without consideration, or transfers from a trust established for the benefit of a religious organization to the religious organization, the transfer of realty from a corporation, a partnership, or a trust to a stockholder, partner, or trust beneficiary of the entity is subject to the fee, even if the realty is transferred to another corporation, a partnership, or trust;

9.

transferring realty from a family partnership to a partner or from a family trust to a beneficiary, provided no consideration is paid for the transfer other than a reduction in the grantee's interest in the partnership or trust.  A "family partnership" is a partnership whose partners are all members of the same family.  A "family trust" is a trust in which the beneficiaries are all members of the same family.  The beneficiaries of a family trust may also include charitable entities.  "Family" means the grantor, the grantor's spouse, parents, grandparents, sisters, brothers, children, stepchildren, grandchildren, and the spouses and lineal descendants of any of the above.  A "charitable entity" means an entity which may receive deductible contributions under Section 170 of the Internal Revenue Code as defined in Section 12-6-40(A);

10.	transferring realty in a statutory merger or consolidation from a constituent corporation to the continuing or new corporation;

11.	transferring realty in a merger or consolidation from a constituent partnership to the continuing or new partnership;
12.

that constitute a corrective deed or a quitclaim deed used to confirm title already vested in the grantee, provided that no consideration of any kind is paid or is to be paid under the corrective or quitclaim deed;

13.	transferring realty subject to a mortgage to the mortgagee whether by a deed in lieu of foreclosure executed by the mortgagor or deed pursuant to foreclosure proceeding;
14.

transferring realty from an agent to the agent's principal in which the realty was purchased with funds of the principal, provided that a notarized document is also filed with the deed that establishes the fact that the agent and principal relationship existed at the time of the original purchase as well as for the purpose of purchasing the realty;

15.

transferring title to facilities for transmitting electricity that is transferred, sold, or exchanged by electrical utilities, municipalities, electric cooperatives, or political subdivisions to a limited liability company which is subject to regulation under the Federal Power Act (16 U.S.C. Section 791(a)) and which is formed to operate or to take functional control of electric transmission assets as defined in the Federal Power Act.

EXHIBIT C

RESERVED

EXHIBIT D

FIRPTA CERTIFICATE

CERTIFICATE REGARDING FOREIGN INVESTMENT
IN REAL PROPERTY TAX ACT
(ENTITY TRANSFEROR)

Section 1445 of the Internal Revenue Code provides that a transferee (purchaser) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee (purchaser) that withholding of tax is not required upon the disposition of a U.S. real property interest by MDR BROOKFIELD, LLC, a Delaware limited liability company (“Transferor”) the undersigned hereby certifies, in the capacity stated below, but not in his or her individual capacity, the following on behalf of Transferor:

1.Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

2.Transferor’s Federal Employer Identification Number is ____________.

3.Transferor’s office address is: P.O. Box 8436, Richmond, Virginia 23226.

4.The address or description of the property which is the subject matter of the disposition is:

Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Transferor declares that it has examined this certification and to the best of its knowledge and belief, it is true, correct and complete, and further declares that the individual executing this certification on behalf of Transferor has full authority to do so.

[The Remainder of the Page is Intentionally Blank]

TRANSFEROR:

MDR BROOKFIELD, LLC,

a Delaware limited liability company

By: MEDALIST DIVERSIFIED HOLDINGS, LP

a Delaware limited partnership

Its: Sole Member

By: MEDALIST DIVERSIFIED, INC.

a Maryland corporation

Its: General Partner

By: ___________________________________

Name: C. Brent Winn, Jr.

Its: Chief Financial Officer

DATED: _____________, 2026

EXHIBIT E

BILL OF SALE

This BILL OF SALE (this “Bill of Sale”), is made as of _________, 2026 by MDR BROOKFIELD, LLC, a Delaware limited liability company (“Seller”), in favor of    , a     (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement, dated as of   , 2026 (the “Agreement”). Any term with its initial letter capitalized and not otherwise defined herein shall have the meaning set forth in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby absolutely and unconditionally give, grant, bargain, sell, transfer, set over, assign, convey, release, confirm and deliver to Purchaser all of Seller’s right, title and interest in and to the Fixtures and Personal Property without representation or warranty of any kind whatsoever except as set forth in and subject to the terms of the Agreement.

WITH RESPECT TO ALL MATTERS TRANSFERRED, WHETHER TANGIBLE OR INTANGIBLE, PERSONAL OR REAL, SELLER EXPRESSLY DISCLAIMS A WARRANTY OF MERCHANTABILITY AND WARRANTY FOR FITNESS FOR A PARTICULAR USE OR ANY OTHER WARRANTY EXPRESSED OR IMPLIED THAT MAY ARISE BY OPERATION OF LAW OR UNDER THE UNIFORM COMMERCIAL CODE FOR THE STATE IN WHICH THE PROPERTY IS LOCATED (OR ANY OTHER STATE).

This Bill of Sale shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of Purchaser and Seller.

This Bill of Sale shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of South Carolina.

[The Remainder of the Page is Intentionally Blank]

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the date first above written.

SELLER:

MDR BROOKFIELD, LLC,

a Delaware limited liability company

By: MEDALIST DIVERSIFIED HOLDINGS, LP

a Delaware limited partnership

Its: Sole Member

By: MEDALIST DIVERSIFIED, INC.

a Maryland corporation

Its: General Partner

By: ___________________________________

Name: C. Brent Winn, Jr.

Its: Chief Financial Officer

EXHIBIT F

TENANT ESTOPPEL CERTIFICATE

TO:	MDR Brookfield, LLC (“Landlord”)

Attn: Brent Winn

P.O. Box 8436

Richmond, Virginia 23226

and:________________ (“Purchaser”)

Attn: ___________

_________________

_________________

RE:___________________ (the “Development”)

Property Address: ______________ Suite No. _______ (the “Premises”):

Lease Agreement dated_________

Between MDR Brookfield, LLC, a Delaware limited liability company, as Landlord, and _______________________, as Tenant (as amended, modified or supplemented by the items set forth on Annex I, the “Lease”)

The undersigned tenant (“Tenant”) hereby certifies to Purchaser,  Landlord and any and all lender of Purchaser, and their respective successors and assigns (collectively, the “Beneficiaries”) as follows:

1.The Premises consists of a total of _____ rentable square feet.

2.The Lease is in full force and effect, Tenant is the current Tenant under the Lease, and the Lease has not been canceled, modified, assigned, extended or amended except as set forth on Annex 1, attached hereto.

3.The Commencement Date for the Lease occurred on MM/DD/YYYY, and the Lease terminates on MM/DD/YYYY, subject to the following Tenant renewal options and/or early termination rights, if any: __________________

4.The fixed minimum rent presently being paid by Tenant is $___ per square foot, or $______ per month and has been paid through ____, 2026.  Tenant has not prepaid Minimum Rent or any of the additional charges payable by Tenant as set forth in Section 5 hereof (“Additional Rent”), except $___. The Additional Rent presently being paid by Tenant is $___ per square foot, or $______ per month and has been paid through ____, 2026. Tenant has no rights of setoff, counterclaim, concession or other rights of diminution of any rent or Additional Rent due and payable under the Lease except as set forth in Annex 1. The amount of the security deposit is $____.  Tenant commenced payment of Minimum Rent and Additional Rent under the Lease on MM/DD/YYYY.

5.All work to be performed for Tenant under the Lease has been performed and completed as required by the Lease and has been accepted by Tenant, and Tenant is currently occupying the Premises.

Tenant does not have any unused improvement allowance, except ______.  There is no free rent and no other funds owed to Tenant under the Lease, except ______.

6.As of the date of this Tenant Estoppel Certificate, (i) to Tenant’s knowledge, Landlord is not in default under any of the terms, conditions or covenants of the Lease to be performed or complied with by Landlord, and no event has occurred and no circumstance exists which, with the passage of time or the giving of notice by Tenant, or both, would constitute such a default, (ii) Tenant is not in default under any of the terms, conditions or covenants of the Lease to be performed or complied with by Tenant, and no event has occurred and no circumstance exists which, with the passage of time or the giving of notice by Landlord, or both, would constitute such a default, (iii) to Tenant’s knowledge, Tenant has no existing defenses, offsets or credits against the payment of Rent and other sums due or to become due under the Lease or against the performance of any other of Tenant’s obligations under the Lease or any claims against the Landlord, and (iv) Tenant has no right or claim under the Lease arising from any pandemic or any pandemic-related governmental mandates or regulations.

7.Except as set forth on Annex 1, there are no agreements, written or oral, between Tenant and the Landlord with respect to the Lease, the Premises, parking and/or the Development.

8.Tenant has no option or right of first refusal to purchase the Premises or the Development.  Tenant has no right to lease additional or different space in the Development.

9.Tenant has not entered into any sublease, assignment, or any other agreement transferring any of its interest in the Lease or the Premises, except as follows: _____.

10.No action, voluntary or involuntary, is pending against Tenant under federal or state bankruptcy or insolvency law.

11.The undersigned has the authority to execute and deliver this certificate on behalf of Tenant.

The statements contained herein may be relied upon by the Beneficiaries.

If a blank in this document is not filled in, the blank will be deemed to read “none”.

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Lease.

If Tenant is a corporation or other entity, the undersigned signatory is duly appointed officer or other signatory and has the authority to bind the Tenant.

Dated this _____ day of _______, 2026.

TENANT:

__________________,

_____________________________

By: ____________________________

Name: __________________________

Title: ___________________________

Annex 1

The Lease

EXHIBIT G

TENANT NOTICE LETTER

_____________, 2026

_________________

_________________

_________________

TO:All Tenants at ___________________ (the “Property”)

RE:Notification Regarding Change of Ownership

This letter is to notify you as a Tenant at the referenced Property, that the Property has been sold by MDR Brookfield, LLC, a Delaware limited liability company (“Seller”), to _______________________ (“Purchaser”). As of the date hereof, your Lease has been assigned by Seller to Purchaser.  Consequently, Purchaser is now your landlord. From the date of this letter, any and all unpaid rent as well as all future rent, or any other amounts due under the terms of your Lease, shall be paid to Purchaser. You will receive a separate notice from Purchaser setting forth instructions regarding where all future rent payments under the lease shall be made.  All other formal communications and inquiries in connection with your Lease should be delivered to Purchaser at the following address:

______________________________

______________________________

_______________________________

________________________________

As part of the sale, all refundable tenant deposits, if any, actually held by Seller with respect to the Property have been transferred to, and Seller’s obligations with respect to such deposits have been assumed by, Purchaser as of the date of this letter.  Purchaser is now responsible to account to you under the Lease and at law for the deposit(s) transferred by Seller. Any and all payments of rent (or other sums due under your Lease) hereafter paid to any party other than Purchaser shall not relieve you of the obligation of making said payment to Purchaser.

SELLER:

MDR BROOKFIELD, LLC,

a Delaware limited liability company

By: ____________________________

Name: C. Brent Winn, Jr.

Title: Authorized Signatory

[Signatures Continue on the Following Page]

PURCHASER:

______________________________,

______________________________

By: ____________________________

Name: __________________________

Title: ___________________________

EXHIBIT H

ACCESS AGREEMENT

~ See Attached ~

EXHIBIT I

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this “Assignment”) is made as of _______________, 20__, by and between ______________________________, a ____________________ (“Assignor”), and ______________________________, a ____________________ (“Assignee”).

W I T N E S E T H:

For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.Assignor hereby sells, transfers, assigns and conveys to Assignee the following:
(a)All right, title and interest of Assignor in and to all leases (the “Leases”) of the Real Property described in Schedule 1, relating to the leasing of space in the Real Property and all of the rights, interests, benefits and privileges of the lessor thereunder, and to the extent Assignee has not received a credit therefor under the Purchase Agreement (as defined below), all prepaid rents and security and other deposits held by Assignor under the Leases and not credited or returned to tenants, but subject to all terms, conditions, reservations and limitations set forth in the Leases.
2.This Assignment is given pursuant to that certain Purchase and Sale Agreement (as amended, the “Purchase Agreement”) dated as of ____________________, between Assignor and Assignee, providing for, among other things, the assignment and assumption of the Leases.  This Assignment is made in accordance with, and is in all respects, subject to, the terms and conditions of the Purchase Agreement.
3.Assignee hereby accepts the assignment of the Leases and agrees to assume and discharge, in accordance with the terms thereof, (a) all of the obligations thereunder from and after the date hereof, including, without limitation, the obligations and duties of Assignor relating to any tenant deposits either assigned to Assignee or for which Assignee received a credit from Assignor pursuant to the Purchase Agreement, and (b) all of the lessor’s obligations under the Leases the Real Property, arising after the date hereof.  Additionally, without limiting the generality of the foregoing, Assignee shall assume and discharge any leasing commissions, costs for tenant improvements, legal fees and other costs and expenses incurred with respect to Leases and Tenant Lease renewals and extensions executed subsequent to the Closing Date of the Purchase Agreement or otherwise approved by Purchaser, except for those items, if any, set forth on Schedule 2 hereto, which shall be the obligation of Assignor.
4.Assignor Indemnification. Assignor agrees that as between the Assignor and Assignee, the Assignor shall be liable for all liabilities, loss, cost and/or damage (including reasonable attorney fees actually incurred) which are asserted as claims by third parties (including, without limitation, the tenants under the Leases) and which relate to the Leases, but only to the extent such asserted claims arise out of or are related to (a) the acts or omissions of Assignor, its agents or employees, which occurred prior to the Effective Date, (b) obligations of the Assignor as landlord under the Leases with respect to matters which occurred prior to the Effective Date and (c) any default by Assignor under the Leases which occurred prior to the Effective Date.  The claims by third parties for loss or damage for which the Assignor shall be responsible as set forth above are hereinafter referred to as “Claims Against Assignor”.  In this regard, the

Assignor agrees to indemnify and hold harmless Assignee from and against all loss, cost and damage (including reasonable attorney fees actually incurred) incurred by Assignee as a result of Claims Against Assignor, unless such Claims against Assignor were caused by the willful misconduct or gross negligence of Assignee or its affiliates or agents.
5.Assignee Indemnification. Assignee agrees that as between the Assignor and Assignee, from and after the Effective Date, Assignee shall be liable for all liabilities, loss, cost and/or damage (including reasonable attorney fees actually incurred) which are asserted as claims by third parties (including, without limitation, the tenants under the Leases) which relate to the Leases, but only if such asserted claims arise out of or are related to (a) acts or omissions of Assignee, its agents or employees occurring after the Effective Date or (b) obligations of Assignee under the Leases with respect to matters which first occur on or after the Effective Date or (c) a default by Assignee under the Leases with respect to matters first occurring after the Effective Date.  The claims by third parties for loss or damage for which Assignee shall be responsible as set forth above are hereinafter referred to as “Claims Against Assignee”.  In this regard, Assignee agrees to indemnify and hold harmless the Assignor from and against all loss, cost and damage (including reasonable attorney fees actually incurred) incurred by the Assignor, or any of them, as the result of Claims Against Assignee, unless such Claims against Assignee was caused by the willful misconduct or gross negligence of Assignor or its affiliates or agents.
6.This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Assignment shall be governed by and construed in accordance with the laws of the State of South Carolina. This Assignment shall inure to the benefit of and be binding upon the parties hereto their respective successors and assigns. Each party hereto confirms that it is duly authorized to enter into this Assignment and that the person signing below on its behalf is duly authorized to do so.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first above written.

ASSIGNOR:MDR BROOKFIELD, LLC,

a Delaware limited liability company

By: ____________________________

Name: C. Brent Winn, Jr.

Title: Authorized Signatory

ASSIGNEE:________________________________________, a

_____________________

By:

Name:

Title:

Schedule 1Real Property

Schedule 2Lease Costs and Expenses